UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GRAY TELEVISION, INC.

(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting to be held on May 4, 2023

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 11:30 a.m., Eastern time, on May 4, 2023, at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

1.	the election of ten members of Gray Television, Inc.’s Board of Directors;

2.	the approval, on a non-binding advisory basis, of the compensation of Gray Television, Inc.’s named executive officers;

3.	a non-binding advisory vote relating to the frequency (every one, two or three years) of Gray Television, Inc.’s future non-binding say-on-pay votes;

4.	the ratification of the appointment of RSM US LLP as Gray Television, Inc.’s independent registered public accounting firm for 2023; and

5.	such other business and matters or proposals as may properly come before the meeting.

Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 6, 2023 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders and to any invitees of Gray Television, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 4, 2023.

The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com.

Your vote is very important. Regardless of whether you plan to attend the annual meeting, we encourage you to vote as soon as possible by one of three convenient methods in order to ensure your shares are represented at the meeting: accessing the internet site listed on the notice of internet availability of proxy materials or proxy card, calling the toll-free number listed on the proxy card, or signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the annual meeting and cast your vote in person during the meeting.

By Order of the Board of Directors,

Hilton H. Howell, Jr.
Executive Chairman and Chief Executive Officer

Atlanta, Georgia
March 23, 2023

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on May 4, 2023

This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of shares of each of our common stock, no par value per share (“common stock”), and our Class A common stock, no par value per share (“Class A common stock”), in connection with the solicitation of proxies by the Board for use at our 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) to be held at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, at 11:30 a.m., Eastern time, and at any adjournments or postponements thereof. For directions to the location of the 2023 Annual Meeting, you may contact our corporate offices at (404) 504-9828. Distribution to shareholders of the Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and a proxy card is scheduled to begin on or about March 23, 2023.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by submitting a later dated vote via the internet or by telephone, by signing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to our Corporate Secretary prior to the 2023 Annual Meeting, or by attending and voting at the 2023 Annual Meeting. Attendance at the 2023 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2023 Annual Meeting.

If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of each of the director nominees recommended by the Board, FOR the approval, on a non-binding advisory basis, of the compensation of Gray’s named executive officers (the “say-on-pay vote”), for EVERY THREE YEARS on the proposal relating to the frequency of future say-on-pay votes, FOR the ratification of the Company’s independent registered public accounting firm, and in accordance with the discretion of the named proxies on any other matters properly brought before the 2023 Annual Meeting.

The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees, who will not receive additional compensation therefor, in person or by telephone or other means of electronic communication. We have retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee of $6,500 plus reimbursement of out of pocket expenses. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock and our Class A common stock as of the record date for the 2023 Annual Meeting, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

TABLE OF CONTENTS

Page

VOTING MATTERS	1
PROPOSAL 1 ELECTION OF DIRECTORS	4
PROPOSAL 2 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	8
PROPOSAL 3 ADVISORY VOTE RELATING TO THE FREQUENCY (EVERY ONE, TWO OR THREE YEARS) OF THE COMPANY’S FUTURE SHAREHOLDER NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION	9
PROPOSAL 4 RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023	10
CORPORATE GOVERNANCE	11
STOCK OWNERSHIP	17
EXECUTIVE COMPENSATION	19
REPORT OF COMPENSATION COMMITTEE	47
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	47
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	47
REPORT OF AUDIT COMMITTEE	48
OTHER MATTERS	49
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT	49
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING	49
COMPLIANCE WITH UNIVERSAL PROXY RULES FOR DIRECTOR NOMINATIONS	49
AVAILABILITY OF FORM 10-K	49
HOUSEHOLDING	50

-i-

GRAY TELEVISION, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GEORGIA 30319

VOTING MATTERS

Record Date and Voting Rights

Our Board has fixed the close of business on March 6, 2023 as the record date (the “Record Date”) for determining holders of our common stock and our Class A common stock entitled to notice of, and to vote at, the 2023 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2023 Annual Meeting. As of the record date, 85,509,247 shares of our common stock and 7,477,241 shares of our Class A common stock were outstanding. Each share of our common stock is entitled to one vote, and each share of our Class A common stock is entitled to ten votes, for each director nominee and each other matter to be acted upon at the 2023 Annual Meeting. Cumulative voting for director nominees is not allowed.

Shareholders of record may vote:

●	by the internet at http://www.proxyvote.com and following the instructions on the Notice or the proxy card;

●	by telephone at 1-800-690-6903 as directed on the proxy card;

●	by completing and mailing the proxy card; or

●	by attending the 2023 Annual Meeting and voting.

Instructions for voting are included on the Notice or the proxy card.

You may revoke your proxy and change your vote by:

●	voting by the internet or telephone on or before 11:59 p.m., Eastern time, on May 3, 2023;

●	signing and properly submitting another proxy with a later date that is received before the polls close at the 2023 Annual Meeting;

●	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary, prior to the 2023 Annual Meeting; or

●	voting in person at the 2023 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting

The following information can be found at http://www.proxyvote.com:

●	Notice of Annual Meeting;

●	Proxy Statement;

●	2022 Annual Report on Form 10-K; and

●	Form of Proxy Card.

Quorum

A quorum is necessary to hold a valid 2023 Annual Meeting. A majority of all possible votes, or 80,140,830 votes (including abstentions and broker non-votes (described below)), represented in person or by proxy will constitute a quorum. Votes cast in person or by proxy at the 2023 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will count such votes to determine whether a quorum is present for the transaction of business.

If a quorum is not present at the scheduled time of the 2023 Annual Meeting, the chairman of the meeting may adjourn or postpone the 2023 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2023 Annual Meeting will be announced at the time the adjournment is taken and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2023 Annual Meeting.

Shares Held by a Bank, Broker or Other Nominee and Broker Non-Votes

If you are the beneficial owner of shares of common stock or Class A common stock held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will be prohibited from voting your shares on any matter other than with respect to the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to all other proposals voted on at the 2023 Annual Meeting. Additionally, the record holder may elect not to vote your shares with respect to the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” with respect to that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not voted on a proposal.

Additionally, if you participate in our Capital Accumulation Plan (the “Capital Accumulation Plan”) and have contributions invested in the Company’s common stock or Class A common stock as of the Record Date, your proxy card will also serve as a voting instruction card for the trustee under the Capital Accumulation Plan (the “Capital Accumulation Plan Trustee”). If you do not give instructions to the Capital Accumulation Plan Trustee, the Capital Accumulation Plan Trustee will be prohibited from voting your shares on any matter at the 2023 Annual Meeting and your shares will not be included for purposes of calculating the presence of a quorum.

Required Vote

Director nominees will be elected by a plurality of the votes cast in person or by proxy at the 2023 Annual Meeting, which means that the ten nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.

The non-binding approval of Gray’s say-on-pay vote requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2023 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal. Because the shareholder vote on this proposal is advisory only, it will not be binding on Gray or the Board. However, the Compensation Committee of the Board (the “Compensation Committee”) will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation as the committee deems appropriate.

The non-binding advisory vote relating to the frequency of future say-on-pay votes requires shareholders to choose between a frequency of every one, two or three years or abstain from voting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal. The option receiving a plurality of votes cast will be considered the preference of the shareholders. Because the shareholder vote on this proposal is advisory only, it will not be binding on Gray or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of future advisory say-on-pay votes as it deems appropriate.

The ratification of the appointment of RSM US LLP as Gray’s independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2023 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

With respect to any other matter that may properly come before the 2023 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2023 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, our Restated Articles of Incorporation (our “Articles”) or our Bylaws (our “Bylaws”), or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Board Recommendation

The Board recommends that you vote:

●	“FOR” the election of the ten nominees to the Board to hold office until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;

●	for “EVERY THREE YEARS,” on a non-binding advisory basis, on the frequency of future say-on-pay votes; and

●	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Unexecuted or Unclear Proxies

If you are a record holder and properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2023 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

In such event, your shares will be voted FOR the election of all director nominees, FOR the say-on-pay vote, for EVERY THREE YEARS on the proposal relating to the frequency of future say-on-pay votes and FOR the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the 2023 Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

The terms of office of all current directors will expire at the 2023 Annual Meeting. Pursuant to our Bylaws and resolutions of the Board, the size of the Board is currently set at eleven directors. At the 2023 Annual Meeting, ten directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. Mr. T. L. (“Gene”) Elder currently serves as a director of the Company. Mr. Elder, who has been a valued member of our Board for many years, will not stand for reelection at the 2023 Annual Meeting, however, in honor of his service to the Company and our shareholders, he will continue to serve as a non-voting director emeritus of the Company. Following the 2023 Annual Meeting, the size of the Board will be reduced to ten directors. The director nominees are all current directors who have been nominated for election by the Nominating and Corporate Governance Committee.

In case any nominee listed in the table below should be unavailable for any reason, which we have no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee prior to or at the 2023 Annual Meeting. Alternatively, if no substitute is selected by the Nominating and Corporate Governance Committee prior to or at the 2023 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election.

Set forth below is information concerning each of the nominees as of March 23, 2023:

Name	Director Since	Age	Position
Hilton H. Howell, Jr.	1993	61	Executive Chairman and Chief Executive Officer
Howell W. Newton	1991	76	Lead Independent Director
Richard L. Boger	1991	76	Director
Luis A. Garcia	2016	56	Director
Richard B. Hare	2016	56	Director
Robin R. Howell	2012	58	Director
Donald P. (“Pat”) LaPlatney	2019	63	Director, President and Co-Chief Executive Officer
Lorraine (“Lorri”) McClain	2022	58	Director
Paul H. McTear	2019	74	Director
Sterling A. Spainhour, Jr.	2021	54	Director

Hilton H. Howell, Jr. has served as our Chief Executive Officer since August 2008 and previously served as our President from June 2013 until January 2019. Mr. Howell, who is a member of the Executive Committee of the Board, has been a director since 1993 and served as the Vice Chairman of the Board from 2002 until April 2016 when he was appointed as Chairman and was appointed as Executive Chairman in January 2019. He served as our Executive Vice President from September 2002 to August 2008. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1991. Mr. Howell also serves as a director of Atlantic American Corporation and of each of its subsidiaries, American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as a director of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company. He is the husband of Robin R. Howell, who is a member of our Board. In addition to the detailed operational knowledge he has gained in his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from current and past leadership positions as an executive and his service on numerous boards. Mr. Howell also previously practiced as an attorney in a variety of roles, which experience provides additional perspective to the matters within the purview of the Board.

Howell W. Newton has served as a director since 1991, and as Lead Independent Director since April 2016, and is Chairman of the Audit Committee and a member of each of the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board. Since December 2015, Mr. Newton has been a Manager of 1899 Management Services, LLC, a real estate and investment company that assumed the assets of Trio Manufacturing Co., a real estate and investment company. Mr. Newton has also served, since October 1996, as Managing General Partner of Willwell LLLP, a family limited liability partnership that owns real estate and financial investments. From 1978 through December 2015, Mr. Newton was President and Treasurer of Trio Manufacturing Co. Mr. Newton’s many years of executive experience with a financial services company provides the Board with considerable financial expertise. His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

Richard L. Boger is the Chairman of the Compensation Committee and is also a member of the Executive Committee, the Nominating and Corporate Governance Committee and the Audit Committee of our Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., a financial services consulting company, since February 2002. He has also served, between July 2003 and July 2013, as business manager for Owen Holdings, LLLP; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP; and since March 2006, as business manager for Heathland Holdings, LLLP, each of which is an investment holding company. He has also served, since September 2012, as Trustee for the Boger-Owen Foundation, a 501(c)3 nonprofit under the Internal Revenue Code. He also served from 1993-2022 as a member of the Board of Trustees and Chair of the Audit Committee of CornerCap Group of Funds, a line of mutual funds. In 2021 CornerCap Large/Mid-Cap and CornerCap Balanced Funds converted to Exchange Traded Funds (EFT’s) and on November 18, 2022, the last remaining fund in the series, CornerCap Small Cap Value, was reorganized into the CornerCap Small Cap Value Fund, a series of Managed Portfolio Series by U.S. Bank under its multi-fund Board of Trustees. The CornerCap Group of Funds was dissolved along with the existing Board of Trustees on that date. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his position as the Chief Executive Officer of a specialized financial services consulting company, his having founded and sold two commercial insurance services companies, and his service as a partner and business manager in multiple investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.

Luis A. Garcia is a member of the Compensation Committee of the Board. Mr. Garcia has been the President and Lead Strategist of MarketVision, a privately owned, strategic marketing firm focused on understanding diverse audiences, since 2008. Prior thereto, Mr. Garcia served as the managing director of Garcia 360°, an integrated marketing firm which he founded in 1998, until it merged with MarketVision in 2008. The Board believes Mr. Garcia’s entrepreneurial success and considerable strategic marketing experience provide valuable insight and expertise to the Board and allow him to substantively contribute to the vision and growth of the Company.

Richard B. Hare is the Chairman of the Nominating and Corporate Governance Committee and is also a member of the Audit Committee of our Board. Mr. Hare has been the Executive Vice President and Chief Financial Officer of Haverty Furniture Companies, Inc. (NYSE: HVT), a full service home furnishing retailer, since May 2017. He previously served as Senior Vice President and Chief Financial Officer of Carmike Cinemas, Inc., one of the largest motion picture exhibitors in the United States, from March 2006 until it was acquired by AMC Entertainment Holdings in December 2016. Prior thereto, Mr. Hare held a number of finance and accounting positions at various entities. Mr. Hare possesses a strong financial management and accounting background, as evidenced by the various senior financial positions held during his career, including his service as a executive vice president and chief financial officer of a public company, which deepen the financial and public company expertise of the Board.

Robin R. Howell has served as Vice President and a director of both Delta Life Insurance Company and Delta Fire & Casualty Company since 1992. She formerly served as Chairman of the Board of Farmer’s and Merchant’s Bank and as a member of the Board of Directors of Premier Bancshares Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has held a number of management and oversight roles in various businesses in which her family has maintained ownership interests since that time. Mrs. Howell is also a member of the board of directors of Atlantic American Corporation. Mrs. Howell is the wife of Mr. Howell. Mrs. Howell is active in the community, serving on the Board of Directors of the High Museum of Art as Chairman and member of the Executive Committee, as a member on the Board of Directors of the Forward Arts Foundation, and as a member of the Junior League of Atlanta. Mrs. Howell’s experience in board matters, and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provide valuable insight to the Company and elevate the Company’s profile in the community.

Donald P. (“Pat”) LaPlatney has served as a director and our President and Co-Chief Executive Officer since January 2019. Immediately prior to the joining the Company, Mr. LaPlatney served between July 2016 and January 2019 as the Chief Executive Officer and President of Raycom Media, Inc. (“Raycom”), a television broadcasting and media company acquired by the Company in January 2019. Mr. LaPlatney also served as a member of the board of directors of Raycom from 2016 until January 2019. Prior to that, he served as Chief Operating Officer of Raycom from April to July 2016, as Senior Vice President from 2012 to April 2016 and as Vice President, Digital Media from August 2007 to 2012. Before joining Raycom in 2007, Mr. LaPlatney held various executive positions at The Tube Media Corp., Westwood One and Raycom Sports. Additionally, Mr. LaPlatney serves as a board member of the National Association of Broadcasters and was previously the Chair of the NBC Affiliate Board. In addition to his operational knowledge in his current role as Gray’s President and Co-Chief Executive Officer, Mr. LaPlatney brings to the Board significant leadership experience in executive roles at Gray and other broadcasting and media organizations, providing valuable insight to the Board and allowing him to contribute to its growth and operations.

Lorraine (“Lorri”) McClain has served as a director since March 2022. Ms. McClain is currently the President of Reicon Management, Inc., a family investment office. She previously served as the President and Chief Operating Officer of Prestige Communications, Inc., a privately owned cable television operator that served customers in three Mid-Atlantic states, from 1993 to 1999, and as a General Manager of Prestige Cable TV, Inc. from 1992 to 1993. In addition, Ms. McClain is the Chair of the Board of Directors of Anverse Inc., a charitable foundation, a member of the Board of Directors of NSORO, a non-profit organization serving children aging out of foster care, and has long been active in non-profit charitable organizations and philanthropic activities. The Board believes Ms. McClain’s considerable executive and operational experience in the local media industry provides valuable industry-specific insight to the Board allowing her to contribute to its growth and operations, and her numerous philanthropic associations and activities provide valuable insight to the Company and elevate the Company’s profile in the community.

Paul H. McTear is a member of the Compensation Committee of the Board. Prior to joining the Company, Mr. McTear had served as the Chief Executive Officer and President of Raycom from June 2001 until July 2016, and as a member of the board of directors of Raycom from June 2001 until January 2019. He joined Raycom in February 1997 and served as its Chief Financial Officer until he became Chief Executive Officer and President in 2001. Prior to joining Raycom, he served in a variety of executive officer positions at Providence Journal Company, including as Executive Director of Finance of Providence Journal Company’s Broadcasting and Cable Television Division. Mr. McTear was instrumental in the launch of two cable programming networks and has served as a member of the Television Board at the National Association of Broadcasters. The Board believes Mr. McTear’s considerable executive experience in the media and broadcasting space provides essential industry-specific knowledge and expertise to the Board in the regulatory environment in which the Company operates.

Sterling A. Spainhour, Jr. is a member of the Nominating and Corporate Governance Committee of our Board. He has served as Senior Vice President, General Counsel and Chief Compliance Officer for Georgia Power, the largest subsidiary of Southern Company (NYSE: SO), one of the nation’s leading energy providers, since July 2020. Beginning on April 1, 2023, he will serve as Executive Vice President, Chief Legal Officer and Chief Compliance Officer of Southern Company. From December 2016 through June 2020 he served as Senior Vice President and General Counsel of Southern Company Services, where he led the legal organization that supports all of Southern Company’s operating subsidiaries. Prior to joining Southern Company, he was a partner at Jones Day, a global law firm, where he practiced law specializing in mergers and acquisitions and corporate governance for over 20 years. The Board believes Mr. Spainhour’s broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance, risk management, and transactional matters enables him to provide the Board an expansive perspective of the legal and business issues pertinent to the growth of the Company.

Board Composition

Certain highlights of our Board composition following the 2023 Annual Meeting, include the following:

The Board recommends a vote FOR each of the director nominees.

PROPOSAL 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the right to vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. At the Company’s 2017 Annual Meeting of Shareholders, the Company’s shareholders most recently took action with respect to an advisory vote on the frequency of say-on-pay votes. A plurality of votes cast on the advisory vote on the frequency of say-on-pay votes were for such vote to occur every three years, supporting the Board’s recommendation. Based upon that result, the Board determined that an advisory say-on-pay stockholder vote would continue to be held every three years until the next advisory vote on the frequency of future say-on-pay votes, which is also being voted on at the 2023 Annual Meeting of Shareholders.

The Company’s compensation policy with respect to its named executive officers is designed to attract, motivate and retain talented executive officers, and to align their interests with the long-term interests of the Company’s shareholders. The Company seeks to accomplish this with an appropriate mix of compensation elements and amounts. Please read the “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the compensation of our named executive officers for 2022 as detailed in the tables and narrative in the “EXECUTIVE COMPENSATION” section of this proxy statement.

The say-on-pay vote gives shareholders the opportunity to indicate their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers disclosed and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, the Board recommends that shareholders approve the following advisory resolution:

“RESOLVED, that the shareholders of Gray Television, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board, or the Company. However, the Compensation Committee and the Board value the opinions of the Company’s shareholders, and the Compensation Committee will consider the outcome of the vote in its establishment and oversight of the compensation of the executive officers.

The Board of Directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 3

ADVISORY VOTE RELATING TO THE FREQUENCY (EVERY ONE, TWO OR THREE YEARS) OF THE COMPANY’S FUTURE SHAREHOLDER NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides Gray’s shareholders with the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal No. 2 above) on the compensation disclosed in the Company’s proxy statement of its named executive officers (“NEOs”).

We are requesting your vote to advise us whether you believe this non-binding shareholder vote relating to the compensation of Gray’s NEOs should occur every one, two or three years. The Board recommends that you support a frequency period of every three years (a triennial vote) for future non-binding “say-on-pay” votes.

In an advisory vote in 2017, our shareholders voted in favor of submission of the Company’s executive compensation to our shareholders for approval on a non-binding basis every three years and our Board approved this approach. The Company, the Compensation Committee and the Board continue to believe that it is appropriate and in the best interests of the Company for Gray’s shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•

As described in Proposal 2, Gray’s compensation programs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Gray’s shareholders. The Company believes that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year (particularly given the cyclical nature of the television broadcast industry, as well as the fact that the realization of value of a key component of the executive total compensation program - stock and other long-term incentives - can only be measured over a longer term time horizon).

•

Consistent with our approach to compensation, in the event that Gray were to receive an advisory vote disapproving of the Company’s compensation for its NEOs, the Board would want to understand its shareholders’ views that led to such vote and determine changes that would take into consideration the cyclical nature of our business. A triennial approach will provide the Compensation Committee enough time to consider and, if appropriate, implement changes in response to the say-on-pay vote for such changes to have meaningful impact.

For the reasons above, the Board recommends a vote for a three-year frequency of the non-binding shareholder vote relating to the compensation of the Company’s NEOs. When considering a vote on this proposal, note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three-year frequency or an opportunity to abstain from voting on the proposal.

The Board of Directors recommends shareholders vote to conduct a non-binding advisory shareholder vote on the compensation of the Company’s named executive officers EVERY THREE YEARS.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed RSM US LLP as Gray’s independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2023. RSM US LLP has served as Gray’s independent registered public accounting firm since 2006 and is considered by management to be well-qualified.

Shareholder ratification of the selection of RSM US LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of RSM US LLP as Gray’s independent registered public accounting firm for 2023 under this proposal, it is contemplated that the appointment of RSM US LLP for 2023 will nevertheless be permitted to stand unless the Audit Committee, upon reconsideration, finds other compelling reasons for making a change.

Representatives of RSM US LLP are expected to be present at the 2023 Annual Meeting and, if present, will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Fees

The fees billed by RSM US LLP for 2022 and 2021 were as follows:

	2022 ($)	2021 ($)
Audit fees (1)	$1,677,740	$2,079,709
Audit-related fees (2)	105,000	125,000
Tax fees	-	-
All other fees (3)	26,250	91,350
Total	$1,808,990	$2,296,059

(1)	Audit fees include fees and expenses for the audit of the Company’s financial statements and internal control over financial reporting and fees for quarterly reviews of our reports on Form 10-Q.

(2)	Audit related fees were fees and expenses for audits of our employee benefit plans.

(3)	All other fees were for services provided in connection with various financing activities.

All audit related services, tax services and other non-audit services provided to the Company by RSM US LLP must be, and all such services and the expenses related to such services in 2022 and 2021 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of RSM US LLP’s independence in the conduct of its auditing functions.

In accordance with its written charter, the Audit Committee reviews and discusses with RSM US LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

The Board recommends a vote FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2023.

CORPORATE GOVERNANCE

General

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted to an executive officer, the waiver will be disclosed in a SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee, as well as our Corporate Governance Principles, are available on our website at www.gray.tv in the Investor Relations section under the subheading Governance Documents. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.

Determination of Independence

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that the following current directors are independent in accordance with Sections 303A.02(a) and (b) of the New York Stock Exchange (the “NYSE”) listing standards and the standards set forth in the Internal Revenue Code of 1986 (the “IRC”) and the Securities Exchange Act of 1934 (the “Exchange Act”): Messrs. Boger, Elder, Garcia, McTear, Hare, Newton and Spainhour and Ms. McClain. In making its independence determinations, the Board considered the following relationships between the Company and its directors, entities associated with directors, or members of their immediate families:

●

Mr. Howell’s status as an executive officer and his family relationships with Mrs. Howell and Mrs. Harriett Robinson, a director emeritus of the Company who is Mr. Howell’s mother-in-law and Mrs. Howell’s mother, and who, together with Mr. and Mrs. Howell, beneficially owns in excess of 42.9% of the outstanding combined voting power of common stock and Class A common stock;

●	Mr. LaPlatney’s status as an executive officer of the Company; and

●	Mrs. Howell’s family relationships with Mr. Howell and Mrs. Robinson.

Communication with the Board

Gray encourages interested parties to communicate with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, which communications will be forwarded to the Board by the Company’s Corporate Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.

Attendance at Annual Meetings

The Board does not have a formal policy with respect to attendance at annual meetings of shareholders, but the Board has historically held a regularly scheduled meeting in connection with each annual meeting of the shareholders, and directors are expected to attend. All director nominees attended the 2022 Annual Meeting of Shareholders.

Board Leadership Structure

Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a written policy with regard to whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the Company’s oversight and leadership structure from time to time based upon the availability of qualified and competent candidates. Beginning in April 2016, in light of, among other things, the Company’s significant growth and related increase in operational complexity, the desire to ensure effective communication between management and the Board, to provide strong and consistent leadership through a unified voice for the Company, and to help ensure that the Chief Executive Officer understands and can effectively and efficiently oversee the implementation of the recommendations and decisions of the Board, the Board appointed Mr. Howell to the additional role of Chairman of the Board (and then as Executive Chairman in 2019), and appointed Mr. Newton, who is an independent director, to serve in the newly created role of Lead Independent Director of the Board. As Lead Independent Director, Mr. Newton, who also serves on each committee of the Board, among other things:

●	presides over Board meetings in the absence of the Executive Chairman;

●	presides over executive sessions of the independent directors;

●	serves as a liaison between the independent directors and the Executive Chairman and Chief Executive Officer;

●	coordinates with the Executive Chairman and Chief Executive Officer in developing and approving agendas, schedules, and materials for Board meetings; and

●	is available for consultation with significant shareholders.

In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors meet in executive sessions without management or non-independent directors present on a periodic basis. This occurred four times during 2022. Mr. Newton, as Lead Independent Director of the Board, presided over these meetings.

Related Party Transactions

With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See “Certain Relationships and Related Party Transactions” for a description of such related party transactions since the beginning of 2022 or that are currently proposed.

Board Committees and Membership

The Board held four meetings during 2022. During 2022, each of the directors attended at least 75% of the meetings of the Board and of all committees of the Board on which such director served.

Our Board has the following committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee.

Audit Committee. The purpose of the Audit Committee, which is set forth in its charter, is, among other things, to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee held four meetings during 2022. The current members of the Audit Committee are Messrs. Boger, Elder, Hare and Newton (as Chairman). The Board has affirmatively determined that Mr. Hare is an “audit committee financial expert” as that term is defined under applicable SEC rules. The identification of Mr. Hare as an audit committee financial expert does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this proxy statement under the heading “Report of Audit Committee.”

Compensation Committee. The purpose of the Compensation Committee is to carry out the overall responsibility of the Board relating to executive officer compensation. In carrying out this purpose, the Compensation Committee has the responsibility, as set forth in its charter, to, among other things, establish and review the overall compensation philosophy of the Company; review and approve our goals and objectives relevant to the Chief Executive Officer's and other executive officers’ compensation; and evaluate the performance of the Chief Executive Officer and other executive officers in light of established goals and objectives and, based on such evaluation, determine and approve compensation of the Chief Executive Officer and other executive officers. The Compensation Committee also administers the Company’s various equity incentive plans. The Compensation Committee held three meetings in 2022. The current members of the Compensation Committee are Messrs. Boger (as Chairman), Garcia, McTear and Newton. The Board has affirmatively determined that all members of the Compensation Committee are independent, in accordance with NYSE, SEC and IRC rules governing independence. The report of the Compensation Committee is set forth in this proxy statement under the heading “Report of Compensation Committee.”

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee, as set forth in its charter, is to, among other things, assist the Board in fulfilling its responsibilities to shareholders by identifying individuals qualified to become directors of the Company, recommending candidates to the Board for all directorships, developing and recommending to the Board an applicable set of corporate governance principles, and overseeing the evaluation of the Board and management. In addition, pursuant to its charter, the Nominating and Corporate Governance Committee is empowered with formal oversight responsibilities of the Company’s commitment to environmental, social and governance (“ESG”) matters. The Nominating and Corporate Governance Committee held three meetings in 2022. The current members of the Nominating and Corporate Governance Committee are Messrs. Boger, Hare (as Chairman), Newton and Spainhour. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with NYSE and SEC rules governing nominating committee independence. In recommending candidates to the Board for nomination as directors, the Nominating and Corporate Governance Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Nominating and Corporate Governance Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Nominating and Corporate Governance Committee considers such characteristics together with the other qualities considered necessary by the Nominating and Corporate Governance Committee, such as requisite judgment, skill, integrity and experience. The Nominating and Corporate Governance Committee does not assign a particular weight to these individual factors. Rather, the Nominating and Corporate Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, the Nominating and Corporate Governance Committee has not determined a need to use a recruiting firm to assist with this process.

Executive Committee. The Executive Committee is authorized, subject to any legal or regulatory limits or as specified by the Board, to take such actions between meetings of the Board, as necessary to manage our business affairs, and to facilitate communication and coordination among the senior leadership of our Board. The current members of the Executive Committee are Messrs. Boger, Howell and Newton.

Selection of Director-Nominees

The Nominating and Corporate Governance Committee will consider recommendations for director nominees submitted by shareholders. The Nominating and Corporate Governance Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Corporate Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

Risk Management

Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in an oversight role, including with respect to risk management. The Audit Committee assists the Board in fulfilling this risk management oversight function. The Audit Committee and management of the Company periodically review the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the internal controls and procedures in place to manage such risks, as well as the steps that management takes to monitor and control such exposures. In addition, the Audit Committee and the Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues. The Compensation Committee provides oversight of the Company’s risk management processes in the design, implementation and operation of the Company’s incentive compensation policies, practices and plans for executive officers and other employees. The Company believes that the Board’s leadership structure supports the risk oversight function of the Board. Experienced directors chair each of the various committees, there is open communication between management and members of the Board, and the Board is active in fulfilling its oversight role of risk management.

Environmental, Social and Governance

Connecting with each of the communities that Gray serves every day is an essential tenet of its corporate mission. Gray’s ESG strategy is driven by this guiding vision, which helps the Company create long-term value for its stockholders, its employees, the environment, and the communities it serves. On March 6, 2023, Gray published its first ESG Report, outlining its current environmental, social, and governance objectives and practices, and highlighting its progress.

Both the Board and the executive leadership team at Gray recognize the importance of managing environmental and social risks and opportunities to support long-term financial sustainability. As discussed above, to support these efforts, the Board has empowered the Nominating and Corporate Governance Committee with formal oversight responsibilities for ESG matters, pursuant to its charter, including with respect to determining the best oversight structure for the Company and overseeing the Company’s disclosure responsibilities regarding the oversight process and ESG initiatives. The management-level ESG Committee maintains Gray’s ESG strategy and programs and provides regular presentations to the Nominating and Corporate Governance Committee. The group consists of executive and senior leaders who oversee Gray’s legal, policy, finance, and risk management functions.

Outlined below are a few highlights of Gray’s approach and performance on its ESG strategy over the past year.

Social Impact

As a local television broadcaster, Gray believes it is both its mission and responsibility to serve its local communities by providing accurate, timely, and unbiased news and information. As the second largest television broadcasting company in the United States, reaching roughly 45 million households, Gray recognizes the responsibility that comes with its impact. The Company does not take lightly its commitment to ensure the accuracy and integrity of its news coverage and programs. As a testament to the quality of its local service, Gray’s television stations comprise the largest portfolio of top-rated local news stations in the country, including 79 number-one ranked television stations (according to Comscore, Inc.). The Company is committed to journalistic integrity, and Gray’s local stations are routinely recognized for their journalistic achievements through local, regional, and national awards. Among the awards, in 2022, the NAB Leadership Foundation selected five Gray television stations as finalists for that year’s coveted Service to America Awards, which recognize exemplary community service by local broadcasters.

Community Engagement

Gray strives to support and embrace the communities it serves by sponsoring and participating in a wide array of community engagement activities in each of its 113 markets. These include supporting local food banks, education initiatives, and local relief organizations.

In 2016, Gray employees created the Focus on Caring program to support its culture of caring for one another. Since its creation, Focus on Caring has raised over $1 million and distributed over $600,000 to Gray employees. In 2022, Gray donated over $250 million in cash contributions and free air time for the presentation of Public Service Announcements promoting the charitable efforts and public awareness campaigns of nonprofit entities, such as local food drives, safe driving, and health advisories.

Gray’s People

At Gray, its employees help shape local news and deliver stories that matter. They are the Company’s greatest strength, and Gray seeks to provide an environment that focuses on continual growth, inclusion, and innovation.

Gray’s leadership believes the substantial skills, experience and industry knowledge of its employees and its training programs benefit its operations and performance. There are several ways in which Gray attracts, develops, and retains highly qualified talent, including:

●

Training and investing in Gray’s employees. The growth of Gray’s employees, both professionally and personally, is critical to the Company’s success. Gray offers a variety of training programs, skills development, leadership, and internship opportunities across corporate offices and local stations. In addition, Gray operates a variety of leadership development programs for exceptional employees as well as rising media professionals, students, interns, and fellows. Each year, the Company invests millions of dollars on in-person and virtual training and professional development programs for its employees. Gray’s goal is to continually expand and improve its offerings to meet employees’ needs.

●

Driving a diverse and inclusive culture. To uphold Gray’s commitment to reflect local communities and diverse audiences in its content, the Company strives to ensure that its newsrooms and workplaces also embody diverse perspectives and values. Gray’s leadership believes that diversity, equity, and inclusion (DEI) are principles that drive innovation and should guide the Company as it builds its teams and business.

For instance, Gray has been working with professional consulting and training teams to support its DEI efforts since 2019. In 2020, the Company launched a formal DEI training program specifically targeted for managers. To create a cycle of continuous improvement, Gray created discussion groups of employees with diverse backgrounds and experiences to brainstorm ways the Company can take action for a more inclusive and respectful career experience at Gray. In 2023, Gray expects to expand its training series to all employees, with programs that cover diversity, equity, inclusion, harassment, and discrimination.

More recently, in February 2022, Gray Media Training Center was established in partnership with WLBT, Gray’s station in Jackson, Mississippi. The Gray Media Training Center teaches students (fellows) best practices in broadcast and digital journalism. By creating these opportunities for students primarily from Historically Black Colleges and Universities in Mississippi, the program helps to improve diversity, equity, and inclusion in media. The inaugural class began its 14-week program with 10 students in August 2022. Those Gray Media Training Center fellows who also graduated from college in December 2022 all accepted full-time employment with Gray stations. The next class of 12 students began in late January 2023.

Sustainability in Gray’s Operations

In light of the Company’s environmental responsibility, Gray is committed to operating responsibly and efficiently, and to reducing environmental risks, including those related to climate change, associated with its operations. Gray seeks to implement business practices and initiatives that promote sustainability for the good of tomorrow.

The Company continually invests in a number of resource efficiency initiatives and looks for opportunities to make further improvements to its operations. Gray’s ongoing initiatives to reduce energy consumption and related greenhouse gas emissions include:

●	Consolidation of technology core and station operational systems that reduce the electronic footprint needed to operate a television station;

●	Transmitter technology replacements resulting in material savings in electricity consumption with newer equipment.

●	Routine replacement of vehicles with more efficient models;

●	Installation of energy-efficient lighting in existing facilities and throughout new builds, especially with regard to studio lighting (reduce and eliminate fluorescent and incandescent lighting);

●	Installation of new energy-efficient HVAC systems and controls that also eliminate use of previously standard refrigerant elements in order to lessen the impact on ozone layers; and

●	Commissioned a LEED-certified building for our operations in Madison, Wisconsin, and lease space in a LEED-certified building for our Washington, DC News operations.

In addition, where possible, Gray seeks to reduce operational waste through reuse, recycling, and other reduction strategies. The Company’s technology and e-waste recycling policies ensure that technical equipment, computers, laptops, monitors, smartphones, tablets, and other aged electronics are responsibly disposed through local partners.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 6, 2023 by (i) any person who is known to us to be the beneficial owner of more than 5.0% of our Class A common stock or our common stock, (ii) our current directors (all of whom are also nominees for director, other than Mr. Elder), (iii) each current executive officer named in the Summary Compensation Table below and (iv) all current directors, director nominees, and current executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 85,509,247 shares of common stock and 7,477,241 shares of Class A common stock outstanding as of March 6, 2023. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

	Class A Common Stock Beneficially Owned (GTNA)		Common Stock Beneficially Owned (GTN)		Combined Voting Power of Common Stock and Class A Common Stock
Name	Shares	Percent	Shares	Percent	Percent
Richard L. Boger	8,383	*	44,738	*	*
T. L. Elder	25,060	*	49,940	*	*
Luis A. Garcia	6,917	*	29,049	*	*
Richard B. Hare	9,607	*	27,247	*	*
Hilton H. Howell, Jr.(1)	2,677,998	35.8%	1,516,534	1.8%	17.7%
Robin R. Howell(2)	2,677,998	35.8%	1,516,534	1.8%	17.7%
Howell W. Newton	22,195	*	70,028	*	*
Donald P. LaPlatney(3)	-	*	408,224	*	*
Lorraine McClain	-	*	7,505	*	*
Paul H. McTear	-	*	67,759	*	*
Harriett J. Robinson(4)	4,958,468	66.3%	1,635,486	1.9%	32.0%
Sterling A. Spainhour, Jr.	-	*	10,879	*	*
Kevin P. Latek(5)	53,517	*	265,136	*	*
James C. Ryan(6)	-	*	394,394	*	*
Robert L. Smith(7)	-	*	260,486	*	*
All current directors, director nominees and executive officers as a group (14 persons)(8)	6,763,145	90.4%	3,594,905	4.6%	44.7%
Associated Entities of Retirement Systems of Alabama(9)	-	*	7,126,750	8.3%	4.4%
Atlantic American Corporation(10)	880,272	11.8%	106,000	*	5.6%
BlackRock, Inc.(11)	-	*	5,779,953	6.8%	3.6%
Darsana Capital Partners LP(12)	-	*	4,589,563	5.4%	2.9%
Dimensional Fund Advisors, LP(13)	-	*	6,625,573	7.7%	4.1%
The Vanguard Group(14)	-	*	4,828,865	5.6%	3.0%

*	Less than 1%.

(1)

Includes: (a) 81,635 shares of Class A common stock and 59,584 shares of common stock owned by Mr. Howell’s wife directly, as to which shares he disclaims beneficial ownership; (b) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of his children, as to which shares he disclaims beneficial ownership; (c) 500 shares of Class A common stock owned by his children as to which shares he disclaims beneficial ownership; and (d) 6,841 shares of common stock held through his 401(k) plan. Also includes 498,274 restricted shares of Class A common stock as to which Mr. Howell has voting, but not dispositive, power.

(2)

Includes: (a) an aggregate of 1,596,863 shares of Class A common stock and 624,450 shares of common stock owned directly by Mrs. Howell’s husband or held through his 401(k) plan (including the 498,274 restricted shares of Class A common stock included in note (1) above); (b) 500 shares of Class A common stock owned by her children; and (c) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of her children. Mrs. Howell disclaims beneficial ownership of all such securities. Also includes 7,505 restricted shares of common stock, as to which Mrs. Howell has voting but not dispositive power. In addition, this excludes shares beneficially held by Mrs. Robinson as trustee for the benefit of Mrs. Howell, as to which Mrs. Howell has no voting or dispositive power.

(3)	Includes (a) 279 shares of common stock held through his 401(k) plan; and (b) 233,056 restricted shares of common stock as to which Mr. LaPlatney has voting, but not dispositive power.

(4)

Includes an aggregate of 2,188,180 shares of Class A common stock and 942,250 shares of the common stock held by various trusts for the benefit of Mrs. Robinson’s daughters or grandchildren, with respect to which Mrs. Robinson serves as trustee. Mrs. Robinson disclaims beneficial ownership of all such securities. Also, this includes an aggregate of 1,728,071 shares of Class A common stock and 216,000 shares of common stock owned by certain entities controlled by Mrs. Robinson. The address for Mrs. Robinson is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.

(5)	Includes (a) 1,598 shares of common stock held through his 401(k) plan; and (b) 158,058 restricted shares of common stock as to which Mr. Latek has voting, but not dispositive, power.

(6)	Includes: (a) 11,390 shares of common stock held through his 401(k) plan; and (b) 156,905 restricted shares of common stock as to which Mr. Ryan has voting, but not dispositive, power.

(7)

Includes: (a) 69 shares of common stock held through his 401(k) plan; (b) 102,342 shares of common stock held through his Living Trust; and (c) 137,053 restricted shares of common stock as to which Mr. Smith has voting, but not dispositive, power.

(8)	Includes: (a) 498,274 restricted shares of Class A common stock and 752,617 restricted shares of common stock, as to which the directors and executive officers have voting, but not dispositive, power.

(9)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on January 24, 2020 by Retirement Systems of Alabama and the RSA Entities (as defined below). Represents (i) 4,158,670 shares of common stock held of record by Teachers’ Retirement System of Alabama (“TRS”), (ii) 2,968,080 shares of common stock held of record by Employees’ Retirement System of Alabama (“ERS”) (which includes and administers the Judicial Retirement Fund) (together with TRS, the “RSA Entities”). The address for each of the RSA Entities is c/o Retirement Systems of Alabama, P.O. Box 302150, Montgomery AL 36130-2150.

(10)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on December 18, 2019 by Atlantic American Corporation. Bankers Fidelity Life Insurance Company, a wholly-owned subsidiary of the company, owns directly 880,272 shares of Class A common stock and 56,000 shares of common stock. American Southern Insurance Co., a wholly-owned subsidiary of the company, owns directly 50,000 shares of common stock. The address of Atlantic American Corporation is 4370 Peachtree Road, NE, Atlanta, GA 30319.

(11)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 1, 2023 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(12)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 14, 2023 by Darsana Capital Partners LP, Darsana Capital Partners GP LLC, Darsana Master Fund LP, Darsana Capital GP LLC and Anand Desai (collectively, “Darsana”). The address of Darsana is 40 West 57th Street, 22nd Floor, New York, New York 10019.

(13)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP as an investment advisor or investment manager. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(14)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

The following discussion is focused primarily on the Company’s compensation philosophy, policies and programs as they relate to, and amounts paid or payable to, our executive officers for their services during 2022. Those executive officers consist of the following individuals, who are referred to as our “named executive officers” or the “NEOs”:

Name	Executive Officer Since	Age	Position
Hilton H. Howell, Jr.	2000	61	Executive Chairman and Chief Executive Officer
Donald P. (“Pat”) LaPlatney	2019	63	President and Co-Chief Executive Officer
James C. (“Jim”) Ryan	1998	62	Executive Vice President, Chief Financial Officer
Kevin P. Latek	2012	52	Executive Vice President, Chief Legal and Development Officer and Secretary
Robert L. (“Bob”) Smith	2018	60	Executive Vice President, Chief Operating Officer, Local Media

Philosophy and Elements of Compensation Program

The goals of our executive compensation program are to attract, retain, motivate and reward our executive officers. We believe that the most appropriate executive compensation program is one that is competitive, yet conservatively designed, and that aligns long-term compensation with the creation of shareholder value and good corporate governance.

We have designed our executive compensation program to reflect the following best practices:

What We Do	What We Don’t Do
● Provide pay opportunities that are appropriate to the size and scale of the Company;	● Pay dividends or dividend equivalents on unearned equity awards;

● Disclose financial performance metrics and goals used in our incentives programs;	● Allow repricing or backdating of stock options without shareholder approval;

● Provide only limited perquisites;	● Provide excise tax gross ups;

● Maintain meaningful executive stock ownership and retention guidelines;	● Allow executive officers to hedge Company stock;

● Annually review the risk profile of compensation programs and maintain risk mitigators;	● Provide special supplemental executive retirement programs; and

● Provide moderate change-in-control protection;	● Provide tax gross-ups on perquisites.

● Require double-trigger change-in-control vesting on long-term equity awards;

● Maintain a clawback policy allowing recovery of cash or equity-based compensation upon a material financial restatement;

● Retain an independent compensation consultant engaged by, and who reports directly to, the Compensation Committee; and

● Align pay with performance, as a majority of compensation is performance-based.

The overall compensation program for our executive officers is designed to provide the Compensation Committee with the flexibility to offer a combination of cash (both fixed and incentive-based) and equity-based compensation opportunities in order to retain, motivate and reward our executive officers, as well as to align their interests with those of our shareholders. To accomplish these goals, the Compensation Committee strives to achieve an appropriate level of compensation in order to:

●

motivate our executive officers to deliver superior performance in the short-term by providing competitive base salary increases, and annual incentive opportunities based upon satisfying specific achievements;

●

align the interests of our executive officers with the long-term interests of our shareholders through the grant of equity-based compensation that offers market-competitive, long-term compensation opportunities, with the potential for enhanced compensation in extraordinary circumstances;

●	provide upside and downside risk aligned with other shareholders through meaningful stock ownership by our executive officers;

●	provide an overall compensation package that promotes retention of our executives and is aligned with the defined target market position; and

●	in exceptional circumstances, reward extraordinary performance with special one-time awards.

The primary components of our executive compensation and benefit programs are summarized in the following table:

	Program Element	Purpose/Objective
Fixed	Base Salary

●         Provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position in order to attract and retain the talent needed to successfully manage our business and execute our strategies, and       reward    individual performance

At Risk	Annual Non-Equity Incentive Opportunity Long-Term Equity Incentive Opportunity

●         Promote the achievement of the Company’s annual strategic, operational and financial goals

●         Align the interests of executives with those of our shareholders

●         Motivate and reward executives based upon our success in delivering superior value to our shareholders

●         Retain the executive talent necessary to successfully manage our business and execute our strategies

Benefits	Retirement Programs Perquisites

●         Reward employees through retirement savings opportunities and provide a competitive level of benefits consistent with market practices

●         Provide limited additional benefits consistent with competitive practices

●         Increase efficiencies and allow more productive use of NEOs’ time and therefore greater focus on company-related activities

	Post-Termination Compensation and Benefits	● Attract and retain high-quality executives by providing a reasonable level of financial stability in the event of involuntary termination

Overview of 2022 Performance and Compensation

During 2022, despite the challenging macroeconomic environment, our Company performed well, made significant progress financially as well as operationally, and was able to reduce our indebtedness and return capital to our shareholders through dividends and stock repurchases. The Company relentlessly pursued and achieved key operational and strategic objectives for the year, including a focus on strengthening our balance sheet by paying down $315 million of principal outstanding debt, and continuing to provide some diversification from our broadcasting segment with new exposure to the growing film and television production industry in Georgia through the development of the Assembly Atlanta studio and production center.

The Compensation Committee’s philosophy and decisions during 2022 continued to be driven by the objectives of motivating our executives and recognizing them for their unwavering efforts and leadership through the challenging macroeconomic environment. The Committee in particular recognized the positive long-term developments that the Company and its executives were able to achieve during the year.

Consistent with the approach in prior years, actual compensation paid in and for 2022 was intended to reward a number of significant achievements, particularly in light of our overall and each individual officer’s performance, despite the challenging macroeconomic environment, in successfully executing on our operational and strategic objectives. The Committee believes the Company’s performance in 2022 resulted from not only the extraordinary strategic leadership of senior management, but also their operational successes, all of which continue to contribute to building long-term value for the Company’s shareholders, including, but not limited, to the following:

●	achieving record operational results due to our strong operations, efficient workflows, prudent cost management, strategic sales initiatives and training, and focused management efforts;

●	achieving record annual revenue of approximately $3.7 billion, which was a 52% increase over 2021; and broadcast cash flow of $1.4 billion, which was a 77% increase over 2021;

●	continuing to rank first among television broadcast affiliate groups in portfolio quality based upon station rankings in their markets;

●

continuing to rank first among publicly-traded television broadcast affiliate groups in both broadcast revenue and political advertising revenue per television household according to the most recent data available;

●	continued success in developing and implementing original programming and content as well as new strategic programming initiatives;

●	further strengthening our operational efficiency and our overall balance sheet through our financial performance and disciplined financial management; and

●	the development of Assembly Atlanta to provide diversification from the broadcasting segment.

As a result of these and other accomplishments by management throughout 2022, the annual non-equity incentive compensation program paid out at 120% of target but after giving effect to individual performance adjustments at the request of the Chief Executive Officer, at 136% of target for the four NEOs other than the Chief Executive Officer.

A majority of total compensation (base salary, non-equity incentive compensation paid and long-term equity incentive awards granted) in 2022 is considered “at risk”, meaning that the compensation either is subject to stock price volatility or would only be earned by the Company or the individual meeting annual performance goals. The composition of “at risk” pay in 2022 for the NEOs was as follows:

Compensation Framework: How We Make Decisions

Role of the Compensation Committee

The Compensation Committee of the Board maintains responsibility for establishing, reviewing and implementing our overall executive compensation philosophy. The Compensation Committee also administers our executive compensation programs through the development, evaluation and implementation of compensation plans, policies and arrangements for our executive officers; the approval of the compensation of each of our Named Executive Officers; and by administering our equity incentive plans. The Compensation Committee consists of four members of our Board: Messrs. Boger (as Chairman), Garcia, McTear and Newton. The Board has affirmatively determined that all members of the Compensation Committee are independent in accordance with applicable NYSE, SEC and IRC rules governing independence.

Role of the Independent Compensation Consultant

In evaluating, developing and implementing a compensation framework, policies and awards, the Compensation Committee works closely with an independent compensation consultant. The Compensation Committee directly hires, and has sole authority to terminate, the compensation consultant and to determine the terms and conditions of their engagement. The compensation consultant reports directly to the Compensation Committee.

For 2022, the Compensation Committee again engaged Meridian Compensation Partners, LLC (“Meridian”), a leading compensation consulting firm, as its compensation consultant to advise the Compensation Committee in connection with the development and ongoing implementation of Gray’s compensation philosophy, policies and practices, including through:

●

striving to ensure an appropriate benchmarking of compensation for each executive based on his role, as compared to market data for similar roles within the Company’s peer group, including an annual review, and updates where appropriate to that peer group, described below;

●

establishing goals under the Company’s annual non-equity incentive compensation program based on achievement of defined quantitative financial metrics, as well as qualitative goals and objectives established in the first quarter of the fiscal year;

●

evaluating developments at the Company, in the television broadcast industry and the macro-economy to ensure the Company’s incentive compensation program operates effectively and provides appropriate compensation and retention incentives to the executives; and

●	applying appropriately updated methodologies and market data in making incentive compensation decisions, all as described below.

The Compensation Committee takes steps to monitor and manage the independence of its compensation consultant, and as part of that process annually reviews the role and responsibilities of the compensation consultant and considers the independence factors established by the SEC related to conflicts of interest. As a result of the policies and procedures in place with respect to its compensation consultant, the Compensation Committee believes that Meridian is able to provide candid, direct and objective advice to the Compensation Committee that is not influenced by management. Meridian does not have a relationship with, nor in 2022 did it provide any services to, the Company or the Compensation Committee other than in connection with the engagement as described above. As a result, the Compensation Committee believes that Meridian is fully independent for purposes of serving as the Compensation Committee’s compensation consultant.

Role of Executive Officers

At the request of the Compensation Committee, Mr. Howell, the Company’s Executive Chairman and Chief Executive Officer, often participates in meetings of the Compensation Committee to provide input and answer questions related to management, business objectives and the performance of Gray and its executive officers. Mr. Howell presents individual pay recommendations for each of the NEOs, other than himself, and provides updates to the Committee on individual and Company performance as it relates to incentive plan progress. Neither Mr. Howell nor any other employee of the Company is present when the Compensation Committee meets in executive session to make executive officer compensation decisions.

Mr. Latek and Mr. Ryan may also participate in Compensation Committee meetings at the request of the Committee from time to time to provide input and recommendations for consideration of elements of program design and factors to be considered in establishing incentive compensation objectives.

Consideration of Say-On-Pay Vote and Related Matters

Since the adoption of the Dodd-Frank Act, Gray’s shareholders have been given the right to vote to approve, on an advisory, non-binding basis, the compensation of Gray’s NEOs at specified intervals. At Gray’s 2017 Annual Meeting, the shareholders approved a proposal providing that the shareholders would continue to vote on such compensation every three years, and shareholders will be provided another opportunity to vote on the frequency of such intervals this year at our 2023 Annual Meeting. Gray’s shareholders had the opportunity to consider and vote to approve, on a non-binding advisory basis, the compensation of Gray’s NEOs at Gray’s 2020 Annual Meeting and will be provided another opportunity to vote on such compensation this year at our 2023 Annual Meeting. At Gray’s 2020 Annual Meeting, approximately 82% of the votes cast on our advisory say-on-pay proposal were voted to approve the compensation paid to our NEOs.

Since 2017, the Compensation Committee has engaged Meridian to assist in evaluating our executive compensation program structure and governance processes, and continually reviews the goals, elements and operation of our compensation programs, and takes into account say-on-pay voting results. From time to time, the Compensation Committee also engages in dialogue or obtains other feedback about our compensation programs from key shareholders.

What We Have Heard	How We Have Responded
Concerns over discretionary bonus payouts despite failure to meet performance thresholds under the program	● Reviewed annual non-equity incentive program design relative to peers to better understand the competitive landscape

● Redesigned annual non-equity incentive program to include qualitative factors in the program in lieu of prior periodic awards outside of the program formula on a discretionary basis

● Added an individual performance multiplier (beginning in 2018) to enable differentiation based on individual contributions

Lack of transparency in proxy disclosure related to annual incentive program performance	● Enhanced our Compensation Discussion and Analysis disclosure to help readers better understand the compensation program features, rationale for metric selection, impact of prospective changes made and are able to tie overall business strategy to pay results

Lack of performance-vesting criteria on equity grants	● Added performance vesting criteria to the long-term incentive equity award for the CEO in 2018, for our Co-CEO in 2019, and for the three other NEOs beginning in 2022.

No risk mitigators in place	● Adopted stock ownership guidelines for executive officers (in 2018) and directors (in 2018) to promote stock ownership and ensure alignment with shareholders

● Adopted a clawback policy (in 2018) for bonus or incentive payments in the event that a restatement adversely impacts performance metrics or targets used to determine payouts of incentive awards, in order to mitigate compensation-related risks

● Adopted an anti-hedging policy (in 2018) that prohibits directors and executive officers from engaging in derivative or hedging transactions involving the Company’s securities

● Moved from single trigger to double trigger change-in-control vesting restrictions (in 2018) for equity awards to motivate the executives to maximize any transaction value for the longer term

Other governance items of interest	● Implemented a change-in-control severance plan (which excludes excise tax gross-ups) given industry consolidation and a desire to maintain continuity of executive team in the event of such a transaction

● Revised compensation benchmarking peer group to include companies that more closely align to the broadcasting industry

These ongoing efforts by the Compensation Committee have resulted in refinements to the compensation programs in an effort to:

●	Increase transparency through enhanced disclosure;

●	Limit discretionary payouts, particularly when performance thresholds are not achieved;

●	Increase individual accountability;

●	More closely align to market practice, both in quantum and in plan design;

●	Focus on the achievement of specific quantitative and qualitative performance objectives;

●	Mitigate excessive risk taking; and

●	Promote equity ownership.

We value our shareholders’ input, and our goal is to continue to enjoy strong shareholder support for our compensation programs by designing our compensation programs to support our overall compensation philosophy and to align with the creation of shareholder value. The Compensation Committee is committed to continuing to seek investor feedback on executive compensation issues and to design and implement compensation programs that not only serve to attract, incent and retain its key executive officers but also serve the long-term interests of our shareholders.

Determining Competitive Practices

The Compensation Committee, with the assistance of Meridian, has identified, and evaluates the compensation policies and practices of, a peer group for purposes of determining appropriate compensation structure, types and amounts for our executive officers. Specifically, for 2022, the Compensation Committee used the peer group for relevant executive compensation comparisons such as market valuations of similar positions, and benchmarked certain compensation amounts and opportunities for each executive officer to market data for executives performing similar roles at peer group companies.

As part of the Compensation Committee’s periodic review and analysis of the peer group it evaluates, in late 2021 the Compensation Committee, with the assistance of its compensation consultant and executive officers, evaluated the existing peer group and concluded that as a result of the Company’s recent acquisitions and increase in size, as well as other consolidation in the industry, the Company should remove Tribune Publishing Company and Yelp, Inc., and add Fox Corporation and iHeartMedia, Inc. to the peer group. As a result, the following compensation peer group was considered in developing benchmarking data for each of the executive officers for 2022 compensation decisions:

AMC Networks Inc.	Gannett Co., Inc.	iHeartMedia, Inc.
Audacy, Inc.	IAC/InterActive Corp	Sinclair Broadcast Group, Inc.
The E.W. Scripps Company	The New York Times Company	TEGNA, Inc.
Fox Corporation	Nexstar Media Group, Inc.

The Compensation Committee believes that the use of peer group benchmarking for determining executive compensation is appropriate and provides relevant data to help the Compensation Committee execute on its compensation philosophy.

Process for Establishing Executive Officer Total Compensation

Peer group data is one of many inputs used by the Compensation Committee when establishing pay levels for the Company’s NEOs. In establishing NEO compensation levels for 2022, the Compensation Committee, with input from the Company’s Executive Chairman and Chief Executive Officer (with respect to the other executive officers) and its independent compensation consultant, considered and evaluated historical and expected executive performance, peer group compensation metrics, internal pay equity considerations and a competitive market study prepared by the compensation consultant.

Compensation Decisions Made for 2022

Base Salary

The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation, intended to ensure an appropriate amount of financial certainty. Salaries for the NEOs are generally subject to annual review and adjustment by the Compensation Committee based on the size and complexity of the Company and its operations, the scope of each individual executive’s role, the knowledge and experience of the individual executive, the competitiveness of the executive’s total compensation as compared to the peer group, the performance of the incumbent and other factors.

Consistent with its practice of making initial compensation decisions for a fiscal year in the first quarter of each year, the Compensation Committee approved our NEOs’ base salaries for 2022 at its meeting in February 2022. At that time, and after consideration of the factors described above, as well as the fact that the NEOs had voluntarily requested that their base salaries (as well as their incentive compensation) not be increased for 2021, the Compensation Committee approved the following base salary increases for each of the NEOs to more closely align with the competitive market and desired pay positioning, to recognize the growth in the business and to reward individual performance contributions to the Company:

Name	2021 Base Salary ($)	2022 Base Salary ($)	% Increase
Hilton H. Howell, Jr.	1,227,633	1,350,000	10%
Donald P. LaPlatney	1,040,000	1,150,000	11%
James C. Ryan	754,961	825,000	9%
Kevin P. Latek	794,351	825,000	4%
Robert L. Smith	715,000	775,000	8%

The Compensation Committee’s practice is to continue to monitor the named executive officers’ base salaries, and make adjustments from time to time as appropriate.

Annual Non-Equity Incentive Compensation Program

The objective of our annual non-equity incentive compensation program is to focus executive officers on attaining specific short-term financial and operational goals that contribute to the long-term success of our business. The annual non-equity incentive compensation program is designed to reward achievement for both Company performance as well as individual performance, when warranted.

In 2022, the overall program design was similar to 2021, with 60% of the target opportunity earned based on performance against select quantitative financial metrics and 40% earned based on performance against qualitative goals that focus on operational and strategic metrics. Goals are typically determined at the Compensation Committee’s regularly scheduled meeting in the first quarter of each year after a review of financial and other performance data from the prior year and certain internally forecasted financial information. The quantitative metrics are designed to provide focus and certainty for management in striving to achieve pre-established financial goals that will lead to overall company success. Qualitative performance metrics will generally be chosen from those the Compensation Committee deems appropriate to motivate the Company’s executive officers towards the achievement of performance-based objectives that are in the Company’s long-term best interests. The program is designed with the ability to modify the payout of the award +/- 25% based upon individual performance, if warranted, but not to exceed the overall maximum payout amount of 200% of target.

Quantitative Performance Metrics (60% weight)

For 2022, the Compensation Committee again selected the following three quantitative metrics against which to measure performance - which are considered by management to be critical factors in driving revenue and profitability for the Company:

Revenue Net of Acquired Stations and Political (weighted 15%)	● Calculated total revenue net of agency commissions, and excluding revenue from any stations acquired in the current year and political advertising revenue.
Revenue from Acquired Stations and Political (weighted 15%)	● Defined as total revenues (net of agency commissions) from any stations acquired in the current year and political advertising revenue.
Broadcast Cash Flow Net of Completed Transactions and Political Revenue (weighted 30%)

●         Defined as net income plus loss from early extinguishment of debt, non-cash corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast obligations.

For each performance metric, the target performance goal under the Company’s annual non-equity incentive compensation program is aligned with the Company’s internal business plan and annual budget (except that for any Acquired Stations, 80% of the budgeted revenue for any such acquired stations would be established as the target), all as approved by the Compensation Committee. Threshold goals were established at 80% of the applicable target so that a minimum level of performance was required to be achieved before any incentive payment would be awarded, with a significant reduction to the incentive eligible to be earned if results were below target. Maximum award levels were established at achievement of 110% of target levels, as the Compensation Committee believed this represented an appropriate amount of stretch for the goals.

The Compensation Committee sets the threshold, target and maximum criteria at the start of each fiscal year to ensure that an appropriate degree of difficulty is incorporated into the goals. In addition, and in order to minimize the potential for changes in goals throughout the year, performance for determining award eligibility is evaluated excluding the results of any divested operations.

The following goals were established in February 2022 for the 2022 year:

Financial Performance Metrics	Threshold ($)	Target ($)	Maximum ($)
	(in thousands)
Revenues (net of acquired stations and political advertising)	2,578,554	3,223,192	3,545,511
Revenues (political advertising and acquired stations)	417,976	522,470	574,717
Broadcast cash flow (net of completed acquisitions and political advertising revenue during the year)	1,199,809	1,499,761	1,649,737

Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. For purposes of calculating amounts payable under the annual non-equity incentive compensation program, actual Company performance compared to goal performance for each of the metrics was independently determined and calculated.

Qualitative Performance Metrics (40% weight)

As described above, the Compensation Committee believes that in light of, among other things, management’s efforts in developing and executing on operational and strategic objectives, including the successful continued growth of the Company through acquisitions, the increasing scope and complexity of the Company’s operations, and the range of contributions the executive officers make to enhancing the Company’s business operations and long-term value for shareholders, it is appropriate to include certain non-quantitative Company performance metrics (collectively the “qualitative metrics”) for purposes of determining performance under the annual non-equity incentive compensation program. Specifically, the qualitative metrics approved for measurement purposes in 2022, as in 2021, were weighted at 40% of the total award opportunity and were comprised of a mix of absolute and relative factors that the Compensation Committee identified as important measures of success in achieving the Company’s long-term goals.

The qualitative metrics established for 2022 consisted of the following five absolute measures of the Company’s performance: (1) growth in total revenues (net of agency commissions) of 3% or more; (2) growth in broadcast cash flow; (3) growth in enterprise value (i.e., the sum of the Company’s outstanding debt plus equity value) of 5% or more; (4) effective balance sheet and capital structure management and prudent decision making regarding debt structure and accessing capital markets; and (5) development and implementation of original programming and content and strategic programming initiatives.

In addition, the qualitative metrics included for 2022 consisted of the following relative factors by which the Company’s performance would be measured in comparison to the following television station groups: Sinclair, Nexstar, E. W. Scripps, and TEGNA; and privately-owned Cox Media Group, Graham Media Group and Hearst Television:

●	the Company’s ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to total revenues (net of agency commissions);

●

the number of individual transactions involving the acquisition of local television stations, in each case including stations ranked first or second in the local market, in new markets and additional television stations in existing markets;

●	the percentage of operating markets with the first and/or second ranked television station;

●	leadership in retransmission rates among peer companies; and

●	strategic and long-term planning.

In considering and evaluating satisfaction of the qualitative factors, the Compensation Committee may also consider various factors that require significant effort of the management team but are not necessarily encompassed in the above list, such as quality of viewing, evaluating and potentially executing on debt and equity financing and acquisition transaction opportunities, completion and successful integration of large scale acquisitions, annual growth in stock price, short- and/or long-term growth in market capitalization, and other significant activities that position the company for long-term stability and/or growth.

Annual Award Opportunities

Annual non-equity incentive compensation program payout opportunity levels are established to provide each NEO with a market-competitive incentive opportunity linked to achievement of the pre-determined financial goals, qualitative metrics and individual performance. Consistent with the Company’s overall compensation philosophy, and in recognition of the fact that the opportunity levels had not been increased for 2021, annual non-equity incentive compensation program award opportunity levels (as a percentage of base salary) approved by the Compensation Committee for the NEOs for 2022 were as follows:

	Annual Incentive Opportunity
	Threshold	Target	Maximum
Hilton H. Howell, Jr.	62.5%	125%	250%
Donald P. LaPlatney	50%	100%	200%
James C. Ryan	50%	100%	200%
Kevin P. Latek	50%	100%	200%
Robert L. Smith	45%	90%	180%

At the Compensation Committee’s regularly scheduled meeting in the first quarter of 2023, the achievement of financial goals for 2022 were certified, with resulting payouts approved following the Compensation Committee’s review of the Company’s financial results for the prior fiscal year. The Committee also reviewed certain publicly available information, data available from third parties, and internal proprietary data to assess the Company’s performance with respect to the qualitative metrics. Following careful consideration of all the information, the Committee concluded that on an overall basis the Company surpassed the goals set for the 2022 qualitative metrics by satisfying essentially all of the identified metrics, despite the macroeconomic challenges facing the Company during 2022. In particular, the Company surpassed each of the five absolute metrics, and it generally ranked at the highest levels among industry peers in nearly all of the relative metrics included in the qualitative metrics analysis.

After assessing each qualitative objective, as well as reviewing additional factors that were deemed appropriate, the Compensation Committee determined that qualitative metric portions of the annual incentive compensation would be scored at 160% of target payout for that component. Total quantitative and qualitative metric amounts for the annual incentive compensation to each NEO were awarded as follows:

Financial Performance Metric	% Weight	Target (in thousands)	Final Results (in thousands)	% Of Target Performance	% of Target Payout
Revenues (Net of Political + Acquired Stations)	15%	$3,223,192	$3,155,711	98%	95%
Revenues (Political + Acquired Stations)	15%	$522,470	$520,622	100%	99%
Broadcast Cash Flow	30%	$1,499,761	$1,439,802	96%	90%
Qualitative Metrics	40%	Scored Above Target			160%
Total payout (as % of target)					120%

Following the Compensation Committee’s original decision in February 2023, the Chief Executive Officer requested that, in light of his perspective on the contributions that each of the NEOs (other than himself) made to the Company during 2022 and the significant efforts that they made in helping to achieve both Company-wide goals as well as individual performance goals, the Compensation Committee consider making adjustments to the total payout under the annual non-equity incentive compensation program for 2022 for those four NEOs.  The Compensation Committee, following deliberations both with the Chief Executive Officer and in executive session, determined that those four NEOs were entitled to an individual performance adjustment, as provided in the previously adopted annual non-equity incentive compensation program, of +13%.  As a result, the total payout for each of the NEOs (other than Mr. Howell) under the annual non-equity incentive program for 2022 was 136% of target.

The Committee did not exercise discretion outside of the terms of the incentive plan to further adjust payouts based on individual performance for 2022. Individual incentive payouts are reported in the Summary Compensation Table found on page 34.

Long-Term Equity Incentive Awards

The decision to grant, and the amounts of, equity-based long-term incentive awards, on an annual basis or otherwise, is generally a discretionary process. In undertaking this decision-making process, the Compensation Committee considers a number of factors, including, but not limited to the following:

●	the amount and value of recent equity-based awards;

●	recent historical Company performance, determined by reference to stock price or other appropriate financial metric;

●	expected short and longer-term Company performance in light of internal budgets or forecasts; and

●	the overall competitiveness of current compensation levels when considered against an appropriate peer group.

In the event equity-based long-term incentive awards are granted, it has been the historical practice that award levels are also established at the Compensation Committee’s discretion, as opposed to being made with a formulaic approach such as is used to provide annual non-equity incentive compensation opportunities.

In order to be able to provide awards intended to further align the interests of our executive officers, and other key employees, with the interests of our shareholders through stock price appreciation, we established, and at our 2017 Annual Meeting the Company’s shareholders approved, the Gray Television, Inc. 2017 Equity and Incentive Compensation Plan (the “2017 EICP”). The 2017 EICP allows for the grant of various types of equity awards, including performance shares, restricted shares and stock options. If stock options are granted, it is our practice to grant options with an exercise price equal to the closing price of the underlying class of our stock on the date of grant. In 2022, we replaced the 2017 EICP, with the approval of our shareholders at our 2022 Annual Meeting, with the Gray Television, Inc. 2022 Equity and Incentive Compensation Plan (the “2022 EICP”). The 2022 EICP similarly allows for the grant of various types of equity awards, including performance shares, restricted shares and stock options.

Since 2018, the structure of the long-term incentive awards granted to our Executive Chairman and Chief Executive Officer, and since 2019 to the President and Co-Chief Executive Officer, has been 50% of the equity award in the form of shares of time-based restricted stock that vest in increments over three years, and 50% of the equity award in the form of shares of performance-based restricted stock that vest based on the satisfaction of performance criteria over the three-year period.

In connection with considering long-term incentive awards to be made in February 2022, the Compensation Committee, in an effort to continue to ensure that the NEOs compensation is well-aligned with the long-term interests of our shareholders and that our long-term incentive structure includes a performance-based component for all of our NEOs, determined to align the structure of the long-term incentive awards for each NEO with the structure currently in place for our Executive Chairman and Chief Executive Officer, and for our President and Co-Chief Executive Officer.

2022 Long-Term Incentive Award Opportunities

In accordance with the factors and considerations described above, in 2022, the structure of the long-term incentive awards granted to each of our NEOs were as follows:

●

50% of the equity award was granted in restricted shares of Class A common stock for Mr. Howell, and restricted shares of common stock for each of Messrs. LaPlatney, Ryan, Latek and Smith, all of which vests in increments based on each officer’s respective continued employment on each of the first, second and third anniversaries of the grant; and

●

50% of the equity award was granted in shares of performance-based restricted shares of Class A common stock for Mr. Howell, and of common stock for each of Messrs. LaPlatney, Ryan, Latek and Smith, which in each case can be earned in a range of 0% to 200% of the initial shares awarded, at the end of the three year period following the grant date, based upon the average percent of target payout earned based on Company performance under the annual non-equity incentive program in 2022, 2023 and 2024. The earned number of shares initially awarded will vest, and shares earned in excess of the target amount will be paid out, at the end of the three-year period once satisfaction of the performance objective has been certified by the Compensation Committee. In the event that the threshold performance criteria is not satisfied, then the performance-based restricted shares would be forfeited.

After taking into account recent historical Company performance, recent years’ equity incentive awards and the overall value of the NEOs’ respective target compensation levels, as well as the fact that at the request of the NEOs their incentive award opportunities were not increased for 2021, in February 2022 the Compensation Committee approved long-term equity incentive (“LTI”) awards with the following values (as a percent of base salary):

Name	LTI % of Base Salary
Hilton H. Howell, Jr.	325%
Donald P. LaPlatney	200%
James C. Ryan	200%
Kevin P. Latek	200%
Robert L. Smith	180%

See “Grants of Plan-Based Awards in 2022” for additional information, including the amount and grant date fair value of shares awarded.

Payouts of 2020 Long-Term Incentive Grants – CEO and Co-CEO Awards

In February 2023, the Compensation Committee certified that the performance criteria with respect to the performance-based long-term restricted stock awards that had been granted to each of Mr. Howell and Mr. LaPlatney in February 2020 had been achieved, and that they each had earned those shares, all of which vested in accordance with their terms. The number of performance shares actually earned was based on the performance of Gray Television over the three-year performance period ending on December 31, 2022. Consequently, the Compensation Committee approved a total payout to Mr. Howell of 108,429 shares and to Mr. LaPlatney of 52,983 shares, each representing 130% of the target amount of the performance-based stock awards) based on the three-year average target payout achieved (excluding the impact of any individual performance adjustment) under the Annual Non-Equity Incentive Compensation Program. The full amount of the shares received under the 2020 Long-Term Incentive Awards were settled in shares of Class A common stock for Mr. Howell and of Common Stock for Mr. LaPlatney.

Retirement Plans and Other Benefits

Capital Accumulation Plan

Our NEOs, and all of our other employees, are eligible to participate in the Gray Television, Inc., Capital Accumulation 401(k) Plan (the “Capital Accumulation Plan”). Under the Capital Accumulation Plan employees are eligible to defer a part of their current income under the provisions of Section 401(k) of the IRC. Participants may elect to make pre-tax deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions based on annual Company performance. Discretionary profit sharing contributions, if made, are made to all qualified employees employed on the last day of the plan year, and the amount a qualified employee receives is based on their pay and years of service. In 2022, we intended to make matching contributions sufficient for the Capital Accumulation Plan to meet the safe harbor requirements under Code Section 401(k)(12)(b) and therefore matched employee contributions at a rate of 100% of the first 1% of each employee’s salary deferral, and 50% of the next 5% of each employee’s salary deferral. In addition, in 2022, we approved discretionary profit sharing contributions of approximately $9 million in the aggregate. Participants are immediately vested in their voluntary contributions plus any earnings thereon. For 2022, employer contributions (plus earnings thereon) were also immediately vested as required under the safe harbor requirements under Code Section 401(k)(12)(b). The Company’s discretionary profit sharing contributions made for 2022 become 100% vested after a participant completes three years of service. The vested portion of a participant’s accrued benefit is payable in a lump sum upon such employee’s termination of employment, attainment of age 59 1⁄2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from the Capital Accumulation Plan and in certain specified instances of hardship.

Pension Plan

Our NEOs are also eligible to participate in the Gray Television, Inc. Retirement Plan (the “Retirement Plan”). This Retirement Plan benefit, however, was frozen effective July 1, 2015, and no further benefits accrue thereunder.

Under this plan, a participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the Retirement Plan.

Under the terms of the Retirement Plan, the accrued benefit is subject to the following distribution terms:

●	In the event of death before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65;

●	if the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55;

●	if the deceased participant would have been eligible for early retirement at the time of death, the survivor benefit may commence as soon as practicable; and

●	any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced.

●	In the event a disability occurs before retirement, the accrued benefit will become payable at age 65; no break in service will occur and benefits will continue to accrue during disability.

●	In the event of voluntary termination, the vested accrued benefit will become payable at age 65;

●	if the participant had completed ten or more years of service, the benefit may commence as early as age 55; and

●	if the participant had completed less than five years of service, the accrued benefit is not vested, and no future benefits would be payable from the Retirement Plan.

Under the terms of the separate pension plan which was merged into the Retirement Plan, as it concerns Mr. Ryan’s accrued benefit, similar spousal distribution protections are in place and will be separately applicable. In addition, because such plan had a lump sum payment option, special rules address how this lump sum option works with the annuity forms of payments also available to participants.

Perquisites

Gray also provides its executive officers with limited perquisites and other benefits, including the right to participate in all employee benefit plans generally available to employees, such as medical, dental, life and disability insurance plans. The Compensation Committee also believes it is appropriate for the Company to pay certain insurance premiums on behalf of our NEOs in order to remain market competitive for executive talent.

Change-in-Control Plan

Gray has adopted a Change in Control Plan under which participants are generally selected by the Compensation Committee and currently include our NEOs, and certain other key employees. Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason, would receive certain benefits as outlined below in “Potential Payments upon Termination or Change in Control - Change in Control Plan.”

Other Governance Items

Stock Ownership Guidelines

Based on the view of the Compensation Committee that the ownership of an equity interest in the Company by executives is a component of good corporate governance and aligns executives and shareholder interests, the Compensation Committee adopted stock ownership guidelines that require the NEOs to directly own minimum amounts of the Company’s stock. Shares that count towards the satisfaction of the guidelines are those (i) owned directly by the participant, (ii) held in a brokerage account or 401(k) account, (iii) held in trust or by a wholly-owned family entity and (iv) restricted shares. Stock options, performance shares not yet paid out and any shares held in a margin account or pledged as collateral for a loan, are excluded from the stock ownership guidelines.

The guidelines require the participants to beneficially own a number of shares of Class A and/or common stock that, when multiplied by relevant stock price on the measurement date, produces an amount equal to or greater than the multiple of salaries noted below:

Individual or Group	Multiple of Base Salary
Chief Executive Officer	6X
Other NEOs	3X

Executives have five years to comply with these guidelines, with progress to be reviewed by the Compensation Committee annually. The holdings of each NEO currently satisfy the individual’s stock ownership guidelines.

Anti-hedging Policy

Gray has adopted a policy that prohibits certain officers and directors of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market share of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds or any other type of financial transaction. Directors, executive officers and other designated employees are also restricted from engaging in short sales related to the Company’s common stock.

Clawback Policy

Gray has adopted a policy to ensure that incentive compensation is paid based on accurate financial data. This policy applies to key executive management in the event of any material restatement of the financial statements of the Company or its subsidiaries. In the event of such restatement, the Board (or an appropriate committee of the Board) shall review the facts and circumstances that led to the requirement for the restatement and will determine whether a clawback of certain compensation is appropriate.

In October 2022, the SEC adopted rules requiring the securities exchanges, including the NYSE, to implement listing standards that will require Gray to adopt a clawback policy meeting certain additional requirements. Gray intends to make any necessary updates to its clawback policy following the effectiveness of the new listing standards.

Risk Considerations

The Compensation Committee with the assistance of its independent compensation consultant periodically reviews the Company’s compensation philosophy, policies and practices to ensure that such philosophy, policies and practices are appropriately structured for the Company and its business objectives and discourages executives from taking excessive risk. In developing Gray’s philosophy, and implementing the policies and practices, the Compensation Committee with input from the independent compensation consultant has attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value. These mitigation strategies include:

●	the annual review and approval of certain financial performance objectives;

●	the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular;

●	caps on annual incentive plan payouts, limiting the upside potential when maximum performance is achieved; and

●	multi-year vesting of equity-based awards to motivate NEOs to focus on providing consistent results over the longer term.

Starting in 2018, additional risk mitigation policies were added, including the implementation of stock ownership guidelines, an anti-hedging policy and a clawback policy.

Based on its review, and in consultation with and input from the independent compensation consultant, the Compensation Committee has concluded that the compensation policies and programs at Gray do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Deduction Limitations

In general, all compensation (other than certain grandfathered compensation) we pay in excess of $1.0 million to anyone who serves as one of our named executive officers is not deductible. We may from time to time design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans. The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize, motivate and retain executive officers as circumstances warrant.

Summary Compensation Table

The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and our other executive officers for each of 2022, 2021 and 2020:

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation (6) ($)	Total ($)
Hilton H. Howell, Jr.	2022	1,350,000	-	4,387,504	2,026,414	-	158,457	7,922,375
Executive Chairman and	2021	1,227,633	-	8,314,610	1,824,466	-	148,469	11,515,178
Chief Executive Officer	2020	1,227,633	-	3,314,594	1,728,912	76,616	160,418	6,508,173

Donald P. LaPlatney	2022	1,150,000	-	2,299,986	1,564,963	-	141,129	5,156,078
President and	2021	1,040,000	2,250,000	4,018,002	1,236,490	-	138,309	8,682,801
Co - Chief Executive Officer	2020	1,040,000	-	1,767,995	1,171,730	-	152,458	4,132,183

James C. Ryan	2022	825,000	-	1,649,989	1,122,691	-	76,102	3,673,782
Executive Vice President and	2021	754,961	2,000,000	3,207,938	841,498	-	76,550	6,880,947
Chief Financial Officer	2020	754,961	-	1,207,938	797,426	120,994	72,079	2,953,398

Kevin P. Latek	2022	825,000	-	1,649,989	1,122,691	-	43,658	3,641,338
Executive Vice President, Chief Legal and	2021	794,351	2,000,000	3,270,963	885,403	-	45,527	6,996,244
Development Officer and Secretary	2020	794,351	-	1,270,969	839,031	27,057	35,225	2,966,633

Robert L. Smith	2022	775,000	-	1,395,016	949,184	-	76,150	3,195,350
Executive Vice President, Chief	2021	715,000	1,750,000	2,894,006	796,957	-	68,267	6,224,230
Operating Officer, Local Media	2020	715,000	-	1,143,996	755,217	77,015	65,347	2,756,575

(1)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs’ contributions.

(2)	For the year ended December 31, 2021, includes cash portion of the special transaction completion awards, which were granted in December 2021.

(3)

Grant date fair value of awards of restricted shares made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). For the year ended December 31, 2021, includes the grant-date fair value of the equity portion of the special transaction completion awards for Messrs. LaPlatney, Ryan, Latek and Smith, which were granted in December 2021. See Note 8 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2022 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(4)

The Change in Pension Value was calculated as the difference between the Present Value of Accumulated Benefits year at the end of the year and the Present Value of Accumulated Benefits at the end of the preceding year, adjusted for benefit payments made during the year, if any. The present value of accumulated benefits at December 31, 2022 was calculated using the assumptions that were used for the December 31, 2022 disclosures, which were the Pri-2012 total mortality table projected using fully generational improvements based on MP 2021 and a 4.99% discount rate.

(5)

SEC rules indicate that if the Change in Pension Value is negative, the result should be displayed as $0 in the Summary Compensation Table. For Messrs. Howell, Ryan, Latek and Smith, the 2022 actual Change in Pension Value was a decrease $129,526, $196,774, $49,663 and $130,887, respectively.

(6)	See the All Other Compensation table below for additional information.

The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2022:

Name	Company Contributions to Defined Contribution Plans ($)	Company Paid Insurance Premiums ($)	Directors’ Fees(1) ($)	Total ($)
Hilton H. Howell, Jr.	32,025	43,932	82,500	158,457
Donald P. LaPlatney	13,725	44,904	82,500	141,129
James C. Ryan	32,025	44,077	-	76,102
Kevin P. Latek	22,875	20,783	-	43,658
Robert L. Smith	32,025	44,125	-	76,150

(1)	Represents fees paid for serving as a member of our board of directors. See the section entitled Director Compensation for 2022 for additional information.

Grants of Plan-Based Awards in 2022

The table below sets forth information about plan-based awards granted to the named executive officers during 2022 under the Company’s 2017 Equity and Incentive Compensation Plan. Non-equity annual incentive compensation payments were made to our NEOs in 2022 under the Annual Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of option	Grant Date Fair Value of Stock and Option Awards	Share Price on
	Grant	Thres-		Maxi-	Thres-		Maxi-		Options	Awards	Grant	Grant
Name	Date	hold($)	Target($)	mum($)	hold(#)	Target($)	mum($)	(#)	(#)	($/Sh)	(3)($)	Date
Hilton H. Howell, Jr.	2/11/2022	-	-	-	-	106,908	213,816	106,908	-	-	4,387,504	$20.52
		843,750	1,687,500	3,375,000	-	-	-	-	-	-	-

Donald P. LaPlatney	2/11/2022	-	-	-	-	51,895	103,790	51,895	-	-	2,299,986	$22.16
		575,000	1,150,000	2,300,000	-	-	-	-	-	-	-

James C. Ryan	2/11/2022	-	-	-	-	37,229	74,458	37,229	-	-	1,649,989	$22.16
		412,500	825,000	1,650,000	-	-	-	-	-	-	-

Kevin P. Latek	2/11/2022	-	-	-	-	37,229	74,458	37,229	-	-	1,649,989	$22.16
		412,500	825,000	1,650,000	-	-	-	-	-	-	-

Robert L. Smith	2/11/2022	-	-	-	-	31,476	62,952	31,476	-	-	1,395,016	$22.16
		348,750	697,500	1,395,000	-	-	-	-	-	-	-

(1)	For information on actual payouts under non-equity incentive plan awards for 2022 performance, see the column titled Non-equity Incentive Plan Compensation in the Summary Compensation Table.

(2)

In 2022, the stock awards granted to Mr. Howell were in shares of our Class A common stock while the stock awards granted to Mr. LaPlatney, Mr. Ryan, Mr. Latek and Mr. Smith were in shares of our common stock. Of the grants to Mr. Howell, the vesting of 106,908 of the Class A common stock shares are subject to certain performance criteria that may decrease or increase the ultimate amount earned. Of the grants to Mr. LaPlatney (51,895), Mr. Ryan (37,229), Mr. Latek (37,229) and Mr. Smith (31,476), the vesting of the common stock shares are subject to certain performance criteria that may decrease or increase the ultimate amount earned.

(3)

Grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 8 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2022 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2022

The following table provides information on the stock options and restricted stock awards held by the NEOs at December 31, 2022. The market value of the stock awards is based on the closing market price of our common stock and Class A common stock of $11.19 and $10.89, respectively, as of December 31, 2022.

	Stock Option Awards					Stock Awards
Name	Number of Securities underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, units of Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hilton H. Howell, Jr	-	-	-	-	-	390,568	(1)	4,253,286	286,670	(2)	3,121,836

Donald P. LaPlatney	-	-	-	-	-	179,682	(3)	2,010,642	141,196	(4)	1,579,983

James C. Ryan	-	-	-	-	-	172,760	(5)	1,933,184	37,229	(6)	416,593

Kevin P. Latek	-	-	-	-	-	176,037	(7)	1,969,854	37,229	(8)	416,593

Robert L. Smith	-	-	-	-	-	154,591	(9)	1,729,873	31,476	(10)	352,216

(1)

Includes: 95,557 restricted shares of Class A common stock that vested on January 31, 2023; 63,873 restricted shares of Class A common stock that will vest on December 1, 2023; 67,755 restricted shares of Class A common stock that will vest on January 31, 2024; 63,873 restricted shares of Class A common stock that will vest on December 1, 2024; 35,636 restricted shares of Class A common stock that will vest on January 31, 2025; and 63,874 of restricted shares of Class A common stock that will vest on December 1, 2025.

(2)

Includes: 83,407 restricted shares of Class A common stock that vested on February 7, 2023; 96,355 restricted shares of Class A common stock that will vest on February 29, 2024; and 106,908 restricted shares of Class A common stock that will vest on January 31, 2025, all subject to performance criteria. Excludes 25,022 additional performance shares that vested on February 7, 2023.

(3)

Includes: 47,066 restricted shares of common stock that vested on January 31, 2023; 27,279 restricted shares of common stock that will vest on December 1, 2023; 33,479 restricted shares of common stock that will vest on January 31, 2024; 27,279 restricted shares of common stock that will vest on December 1, 2024; 17,299 restricted shares of common stock that will vest on January 31, 2025; and 27,280 restricted shares of common stock that will vest on December 1, 2025.

(4)

Includes: 40,756 restricted shares of common stock that vested on February 7, 2023; 48,545 restricted shares of common stock that will vest on February 29, 2024; 51,895 restricted shares of common stock that will vest on January 31, 2025, all subject to performance criteria. Excludes 12,227 additional performance shares that vested on February 7, 2023.

(5)

Includes: 53,084 restricted shares of common stock that vested on January 31, 2023; 24,248 restricted shares of common stock that will vest on December 1, 2023; 34,522 restricted shares of common stock that will vest on January 31, 2024; 24,248 restricted shares of common stock that will vest on December 1, 2024; 12,409 restricted shares of common stock that will vest on January 31, 2025; and 24,249 restricted shares of common stock that will vest on December 1, 2025.

(6)	Includes: 37,229 restricted shares of common stock that will vest on January 31, 2025, subject to performance criteria.

(7)

Includes: 55,208 restricted shares of common stock that vested on January 31, 2023; 24,248 restricted shares of common stock that will vest on December 1, 2023; 35,675 restricted shares of common stock that will vest on January 31, 2024; 24,248 restricted shares of common stock that will vest on December 1, 2024; 12,409 restricted shares of common stock that will vest on January 31, 2025; 24,249 restricted shares of common stock that will vest on December 1, 2025.

(8)	Includes: 37,229 restricted shares of common stock that will vest on January 31, 2025, subject to performance criteria.

(9)

Includes: 49,014 restricted shares of common stock that vested on January 31, 2023; 21,217 restricted shares of common stock that will vest on December 1, 2023; 31,433 restricted shares of common stock that will vest on January 31, 2024; 21,217 restricted shares of common stock that will vest on December 1, 2024; 10,492 restricted shares of common stock that will vest on January 31, 2025; 21,218 restricted shares of common stock that will vest on December 1, 2025.

(10)	Includes: 31,476 restricted shares of common stock that will vest on January 31, 2025, subject to performance criteria.

Option Exercises and Stock Vested in 2022

The following table provides information on the number of shares of stock vested in 2022 and the value realized by each NEO before payment of any applicable withholding tax.

		Option Awards		Stock Awards
Name	Class of Stock	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Hilton H. Howell, Jr.	Common	-	-	-	-
	Class A Common	-	-	293,631	5,327,350

Donald P. LaPlatney	Common	-	-	139,220	2,672,806
	Class A Common	-	-	-	-

James C. Ryan	Common	-	-	86,855	1,585,905
	Class A Common	-	-	-	-

Kevin P. Latek	Common	-	-	90,121	1,654,001
	Class A Common	-	-	-	-

Robert L. Smith	Common	-	-	75,354	1,374,237
	Class A Common	-	-	-	-

(1)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting date.

Pension Benefits

Messrs. Howell, Ryan, Latek and Smith were eligible to participate in the Retirement Plan. Because Mr. LaPlatney joined the Company after the Plan was frozen, he was not eligible to participate in the Plan. The Retirement Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan. The Company froze the Retirement Plan effective July 1, 2015.

A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.

In addition, under the Retirement Plan, Mr. Ryan is eligible to receive retirement benefits that would have been paid by Gray under a pension plan with Mr. Ryan’s former employer, which plan was merged into the Retirement Plan. Benefit amounts thereunder have been frozen since September 1997.

Our NEOs did not receive any pension benefit payments in 2022. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2022 for the NEOs:

Name	Number of Years Credited Service(1)	Plan Name	Present Value of Accumulated Benefit(2) ($)
Hilton H. Howell, Jr.	13	Gray Television, Inc. Retirement Plan	404,213
Donald P. LaPlatney	N/A	N/A	N/A
James C. Ryan	17	Gray Television, Inc. Retirement Plan	712,048	(3)
Kevin P. Latek	4	Gray Television, Inc. Retirement Plan	83,781
Robert L. Smith	13	Gray Television, Inc. Retirement Plan	399,224

(1)	Computed as of the same measurement date as used for 2022 financial statement reporting purposes.

(2)

The Change in Pension Value was calculated as the difference between the present value of accumulated benefits at December 31, 2022 and the present value of accumulated benefits at December 31, 2021, adjusted for benefit payments made during the year, if any.

The present value of accumulated benefits at December 31, 2022 was calculated using the assumptions that were used for the December 31, 2022 disclosures, which were the Pri-2012 total mortality table projected using fully generational improvements based on MP 2021 and a 4.99% discount rate.

The present value of accumulated benefits at December 31, 2021 was calculated using the assumptions that were used for the December 31, 2021 disclosures, which were the Pri-2012 total mortality table projected using fully generational improvements based on MP 2021 and a 2.73% discount rate.

(3)

Effective December 31, 2016 the Busse Pension Plan was merged into the Gray Television, Inc., Retirement Plan. Mr. Ryan has benefits in both these plans. For Mr. Ryan, the present value of accumulated benefits for the Gray Television, Inc. Retirement Plan and the former Busse Pension Plan $573,833 and $138,215, respectively.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the employment of each NEO had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2022, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2022. These benefits include benefits available generally to salaried employees, such as distributions under the Retirement Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

●

For the purposes of this discussion, “disability” generally means total disability, resulting in the individual being unable to perform his job and “change of control” means any of the following, subject to certain exceptions:

●	any person becoming the beneficial owner of 50% or more of the combined voting power of our then outstanding shares;

●

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

●

there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property;

●

there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, and the holders of our common stock immediately prior to the acquisition do not own 51% or more of the stock of the surviving corporation immediately after the acquisition or there is consummated a sale, lease, exchange or other transfer of substantially all our assets;

●	there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or

●	our shareholders approve any plan or proposal for our liquidation or dissolution.

Change in Control Plan

The Company maintains the Gray Television, Inc. Executive and Key Employee Change in Control Severance Plan (the “Change in Control Plan”). Participants in the Change in Control Plan are generally selected by the Compensation Committee and currently include our NEOs and certain other key employees.

Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason (a “qualifying termination”), would receive:

●	any unpaid base salary and payment for unused vacation under the Company’s vacation policy through the date of termination;

●	a payment equal to the participant’s target annual cash incentive opportunity for the year in which the termination occurred, pro-rated through the date of termination of such year; and

●

a lump sum cash severance payment equal to a multiple (the “severance multiplier”) of the sum of the participant’s annual base salary on the termination date (or any higher annual base salary that was in effect during the 9-month period immediately prior to the change in control) and the participant’s target annual cash incentive opportunity in effect immediately prior to the change in control. The severance multiplier is 3.0 for Mr. Howell and Mr. LaPlatney and 2.0 for Messrs. Ryan, Latek and Smith.

In addition to the foregoing, equity awards of a participant will immediately vest and become exercisable upon a qualifying termination, with performance-based equity award generally vesting at the target level, if applicable. If the participant elects to continue group health care coverage under COBRA, the participant will also be reimbursed for the portion of the premiums that the Company would have paid if the participant had continued to be an employee of the Company for a period of years equal to the participant’s severance multiplier, or earlier in certain circumstances.

Any payment under the Change in Control Plan will be in lieu of any other severance or termination payment that may be due or become payable to a participant. In addition, the Change in Control Plan provides that in the event that the severance and other benefits provided for in the Change in Control Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the Change in Control Plan will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the participant. The Change in Control Plan does not provide excise tax gross-ups on payments to participants. Payments under the Change in Control Plan are contingent upon a participant’s execution of a release of claims in favor of the Company and compliance by the terminated participant with the non-solicitation, non-competition and confidentiality covenants in the Change in Control Plan.

Treatment of Equity Under 2022 Equity and Incentive Compensation Plan

The form of restricted stock award agreement and form of restricted stock unit award agreement approved by the Compensation Committee for use under the 2022 Equity and Incentive Compensation Plan provides that if a participant’s termination of employment occurs as a result of death or disability or if, within 12 months of a change in control, a participant’s employment is involuntarily terminated without cause or the participant resigns for good reason and if the award then remains outstanding, any unvested portion of the awards or a replacement thereof will immediately become vested.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

The following table sets forth the amounts that would be owed by Gray to our NEOs if they were terminated as a result of involuntary termination, death, disability, voluntary termination, or there was a change of control (followed by an involuntary termination), on December 31, 2022:

Name	Involuntary Termination (1)(2) ($)	Death (1)(3) ($)	Disability (1)(4) ($)	Voluntary Termination (1)(2) ($)	Change of Control (1)(5) ($)
Hilton H. Howell, Jr.	637,867	9,824,942	9,032,825	637,867	18,812,989
Donald P. LaPlatney	175,082	5,765,707	4,125,378	175,082	11,815,707
James C. Ryan	800,894	4,818,306	3,810,835	800,894	7,275,671
Kevin P. Latek	209,383	4,557,126	5,617,200	209,383	6,720,830
Robert L. Smith	533,359	4,429,810	3,697,093	533,359	6,257,949

(1)	The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payments identified in plan documents and insurance policies.

(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan as determined by the plan’s actuary.

(3)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit under their respective basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.

(4)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.

(5)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options.

CEO Pay Ratio

For the 2022 fiscal year, the ratio of the annual total compensation of Mr. Howell, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 147 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2022 (the “Determination Date”).

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Howell in the Summary Compensation Table for the 2022 fiscal year. For purposes of this disclosure, Median Annual Compensation was $53,925, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2022 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 8,978 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2022 and ending on December 31, 2022 for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2022. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

Pay Versus Performance

As required by pay versus performance rules adopted by the SEC on August 25, 2022 (“PVP Rules”) and in effect for the first time for this Proxy Statement, the below Pay Versus Performance table (“PVP Table”) provides information about compensation for this Proxy Statement’s NEOs, as well as NEOs from our 2022 and 2021 Proxy Statements (each of 2020, 2021, and 2022, a “Covered Year”). The PVP Table also provides information about the results for certain financial performance measures during those same Covered Years. In reviewing this information, there are a few important things to consider:

●	The information in columns (b) and (d) comes directly from this and prior years’ Summary Compensation Tables, without adjustment;

●

As required by the PVP Rules, we describe the information in columns (c) and (e) as “compensation actually paid” (or “CAP”) to the applicable NEOs, but these CAP amounts do not entirely reflect compensation that our NEOs actually earned for their service in the Covered Years. Instead, CAP reflects a calculation involving a combination of realized pay (primarily for cash amounts) and realizable or accrued pay (primarily for pension benefits and equity awards); and

●

As required by the PVP Rules, we provide information about our total shareholder return (“TSR”) results, PVP Peer Group (as defined below) TSR results and U.S. GAAP net income results (the “External Measures”) during the Covered Years in the PVP Table, but we did not actually base any compensation decisions for the NEOs on, or link any NEO pay to, these particular External Measures because the External Measures were not metrics used in our incentive plans during the Covered Years.

Due to the use of the broadcast cash flow performance measure in our long-term incentive plan, the Company has determined that, pursuant to the PVP Rules, broadcast cash flow should be designated as the “Company-Selected Measure” because we believe it is the most important financial measure that we used to link 2022 NEO pay to our performance.

	PAY VERSUS PERFORMANCE(1)
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compen- sation Table (“SCT”) Total for PEO (b)	Compen- sation Actually Paid to PEO (c)(2)	Average Summary Compen-sation Table Total for Non-PEO NEOs (d)	Average Compen- sation Actually Paid to Non- PEO NEOs (e)(2)	Total Share-holder Return (common stock)(f)(3)	Total Share- holder Return (Class A common stock) (g)(3)	Peer Group Total Share-holder Return (g)(3)	Net Income (in millions) (h)(4)	Broadcast Cash Flow (in millions) (i)(5)
2022	$7,922,375	$3,220,847	$3,916,637	$1,760,666	$54	$57	$90	$455	$1,440
2021	$11,515,178	$12,918,893	$7,196,056	$7,431,919	$95	$94	$108	$90	$813
2020	$6,508,173	$4,268,948	$3,202,197	$2,466,542	$83	$84	$88	$410	$999

(1)

Mr. Howell was our principal executive officer (“PEO”) for the full year for each of 2022, 2021 and 2020. For the full year for each of 2022, 2021 and 2020, our non-PEO NEOs were Messrs. LaPlatney, Ryan, Latek and Smith.

(2)

For each of 2022, 2021 and 2020 (each, a “Covered Year”), in determining both the CAP to our PEO and the average CAP to our non-PEO NEOs for purposes of this PVP Table, we deducted from or added back to the total amounts of compensation reported in column (b) or column (d) (as applicable) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2022	2021	2020
For Mr. Howell:
- change in actuarial present value of pension benefits	—	—	$(76,616)
+ service cost of pension benefits	—	—	—
+ prior service cost of pension benefits	—	—	—
- SCT “Stock Awards” column value	$(4,387,504)	$(8,314,610)	$(3,314,594)
- SCT “Option Awards” column value	—	—	—
+ year-end fair value of outstanding equity awards granted in Covered Year	$2,328,456	$8,242,453	$2,787,462
+/- change in fair value of outstanding equity awards granted in prior years	$(3,475,665)	$457,328	$(1,489,133)
+ vesting date fair value of equity awards granted and vested in Covered Year	—	—	—
+/- change in fair value of prior-year equity awards vested in Covered Year	$601,138	$849,328	$(146,344)
- prior year-end fair value of prior year equity awards forfeited in Covered Year	—	—	—
+ includable dividends/earnings on equity awards during Covered Year	$232,046	$169,216	—
For Non-PEO NEOs (Average):
- change in actuarial present value of pension benefits	—	—	$(56,267)
+ service cost of pension benefits	—	—	—
+ prior service cost of pension benefits	—	—	—
- SCT “Stock Awards” column value	$(1,748,745)	$(3,347,727)	$(1,347,725)
- SCT “Option Awards” column value	—	—	—
+ year-end fair value of outstanding equity awards granted in Covered Year	$883,053	$3,382,077	$1,111,609
+/- change in fair value of outstanding equity awards granted in prior years	$(1,378,110)	$172,721	$(370,441)
+ vesting date fair value of equity awards granted and vested in Covered Year	—	—	—
+/- change in fair value of prior-year equity awards vested in Covered Year	$7,596	$(26,998)	$(72,832)
- prior year-end fair value of prior year equity awards forfeited in Covered Year	—	—	—
+ includable dividends/earnings on equity awards during Covered Year	$80,236	$55,791	—

(3)

For each Covered Year, our TSR and the PVP Peer Group TSR was calculated based on the cumulative total shareholder return on the applicable stock, based on a deemed fixed investment of $100 at market close on December 31, 2019, and assuming dividend reinvestment. For purposes of this pay versus performance disclosure, our PVP peer group is the The New York Stock Exchange Television Broadcasting Stations Index (the “PVP Peer Group”). Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)	Net income is calculated in accordance with GAAP.

(5)

Broadcast cash flow is defined as net income plus loss from early extinguishment of debt, non-cash corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast obligations.

The following charts provide, across the Covered Years, (1) a comparison between our cumulative total shareholder return and the cumulative total shareholder return of the PVP Peer Group, and (2) illustrations of the relationships between (A) the CAP to the PEO and the average of the CAP to our non-PEO NEOs (in each case as set forth in the PVP Table above) and (B) each of the performance measures set forth in columns (f), (h) and (i) of the PVP Table above.

As the PVP Table and the charts below demonstrate, the CAP for our NEOs exhibited a significant increase in 2021 followed by a significant decrease in 2022. Two factors significantly contributed to these year-over-year changes in NEO CAP.  First, we made transaction completion awards to our NEOs in 2021, consisting of cash bonuses and restricted stock awards, in connection with our completion of a series of strategic transactions, including our acquisitions of Quincy Media, Inc. and Meredith Corporation’s Local Media Group.  These special awards contributed significantly to the increase in CAP for 2021.  Second, as illustrated in footnote (2) of the PVP Table, year-over-year changes in fair value of prior-year equity awards (due largely to stock price decreases or increases) also contributed to the decrease or increase in our NEOs’ CAP amounts for 2022 and 2021.  Partially as a result of these factors, although positive and negative CAP fluctuations during the Covered Years were broadly consistent with fluctuations with our TSR,  they did not track fluctuations in broadcast cash flow (a metric used in our annual non-equity incentive program).  Further, as discussed above, we did not base compensation decisions for the NEOs on, or link any NEO pay to, U.S. GAAP net income, because that measure was not used in our incentive programs during the Covered Years.

Tabular List

The following table lists the three financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our NEOs for fiscal 2022 to our performance:

Broadcast Cash Flow
Revenues (Net of Political + Acquired Stations)
Revenues (Political + Acquired Stations)

Director Compensation for 2022

The objective of our compensation and benefit program for directors is to appropriately compensate directors for the time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our compensation and benefit program for directors was developed and adopted after consultation with Meridian and a review of the compensation practices of companies within our peer group. For 2022, the program provided that each director would receive the following compensation for service on our Board:

Description	Amount ($)
Annual Retainers:
Lead Independent Director’s annual retainer fee	107,500
Director annual retainer fee	82,500

Additional Annual Retainers:
Chairman of Audit Committee	25,000
Non-Chairman member of Audit Committee	15,000
Chairman of Compensation Committee	22,500
Non-Chairman member of Compensation Committee	11,250
Chairman of Nominating and Corporate Governance Committee	15,000
Non-Chairman member of Nominating and Corporate Governance Committee	7,500

In addition to the retainers paid to our directors, our directors will receive annual grants of restricted stock under our equity incentive plans valued at approximately $145,000. We typically make these annual stock awards at the commencement of each annual term as a director following the annual meeting of shareholders.

The Company has also adopted stock ownership guidelines to align director and shareholder interests, which require directors to directly own minimum amounts of the Company’s stock. The guidelines require the directors to beneficially own a number of shares of Gray Television stock that, when multiplied by stock price on the measurement date, produces an amount equal to or greater than three times the annual retainer fee noted above. Directors have five years to comply with these guidelines and the holdings of each director are currently either at the guideline or on track to meet it.

The following table presents the compensation paid to our non-employee directors in 2022. Mr. Howell, our Executive Chairman and Chief Executive Officer, and Mr. LaPlatney, our President and Co-Chief Executive Officer, were our only employee directors in 2022. For information on the compensation paid to Mr. Howell and Mr. LaPlatney for their service in all positions with the Company, including as a director, see the Summary Compensation Table.

Name (1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Richard L. Boger	127,500	145,000	272,500
T. L. Elder	97,500	145,000	242,500
Luis A. Garcia	93,750	145,000	238,750
Richard B. Hare	112,500	145,000	257,500
Robin R. Howell	82,500	145,000	227,500
Lorraine McClain	89,604	145,000	234,604
Paul H. McTear	93,750	145,000	238,750
Howell W. Newton	151,250	145,000	296,250
Sterling A. Spainhour, Jr.	90,000	145,000	235,000

(1)	As of December 31, 2022, each non-employee Director, who was then a director, held 7,505 unvested restricted shares of our common stock.

(2)	Represents cash compensation paid in 2022 for Board and committee service.

(3)

Grant date fair value of award of restricted shares, computed in accordance with FASB ASC Topic 718. See Note 8 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2022 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by the Compensation Committee of the Board.

Richard L. Boger, Chairman
Paul H. McTear

Luis A. Garcia
Howell W. Newton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Boger (Chairman), Garcia, McTear and Newton are the current members of the Compensation Committee. No member of the Compensation Committee was an employee or officer of Gray or any of its subsidiaries during 2022 or was formerly an officer of Gray or any of its subsidiaries. No compensation committee interlocks existed during 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 1, 2015, the Company began leasing space for its principal offices from Delta Life Insurance Co. (“Delta Life”), which lease was assigned to 4370 Peachtree LLC (“4370 Peachtree”) on December 21, 2022. Delta Life and 4370 Peachtree are controlled by Harriett J. Robinson, a greater than 5% shareholder of the Company, the mother-in-law of Mr. Howell and mother of Mrs. Howell. In addition, Mr. and Mrs. Howell are officers, directors and/or shareholders in Delta Life and 4370 Peachtree. Under the terms of the lease, the Company pays annual rent of approximately $0.3 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities. The lease does not have a set termination date, but is terminable with 12 month’s advance notice by either party. The terms of the lease are believed by management of the Company to be no less favorable than terms that could be obtained by the Company from unrelated parties for comparable rental property.

During 2022, the Company paid Bankers Fidelity Life Insurance Company (“Bankers”) approximately $1.7 million in premiums related to a life and health insurance plan available to all Company employees. Bankers is a subsidiary of Atlantic American Corporation (“Atlantic American”), which is a greater than 5% shareholder of the Company. Mrs. Robinson is the majority shareholder of Atlantic American and Mr. Howell is the chairman, president and chief executive officer of Atlantic American.

In connection with, and as part of the consideration for, the Raycom Merger in 2019, the Company succeeded to long-term obligations under certain lease arrangements in Montgomery, Alabama with the Retirement Systems of Alabama (“RSA”) for office, storage and the operations of the Company’s television station WSFA-TV. RSA is the beneficial owner of greater than 5% of the common stock of the Company. Under the current terms of the lease obligations, Gray Media Group, Inc. (f/k/a Raycom Media, Inc.)(“GMG”) pays annual rent of approximately $0.9 million, including a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities, with fixed annual rent escalations through the remainder of the term of the lease of approximately $12,000, and an additional rent escalation of approximately $57,000 in August 2023. The lease obligations expire at various dates through October 31, 2041. In addition, GMG succeeded to obligations under a technology services agreement under which RSA provided certain technology services to GMG in 2022 for an aggregate amount of approximately $1.3 million.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933 or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. RSM US LLP, the Company’s independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2022 and discussed them with both management and RSM US LLP.

Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. RSM US LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and for issuing a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and RSM US LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.

The Audit Committee has also discussed with RSM US LLP the matters required to be discussed by generally accepted auditing standards, including those described in Auditing Standard No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with RSM US LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by RSM US LLP is compatible with maintaining that independence.

Based upon this review, the Audit Committee recommended to the full Board that the Company’s audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2022 and filed with the SEC.

Submitted by the Audit Committee of the Board.

Howell W. Newton, Chairman
Richard L. Boger

T.L. (Gene) Elder
Richard B. Hare

OTHER MATTERS

Our Board knows of no other matters to be brought before the 2023 Annual Meeting. However, if any other matters are properly brought before the 2023 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT

Proposals of shareholders intended to be presented at our 2024 Annual Meeting of Shareholders must be received at our principal executive offices by November 24, 2023 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2024 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 4, 2024 and advise shareholders in the 2024 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on February 4, 2024. Notices of intention to present proposals at the 2024 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Kevin Latek, Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

COMPLIANCE WITH UNIVERSAL PROXY RULES FOR DIRECTOR NOMINATIONS

In addition to satisfying the requirements under our Bylaws, if a shareholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 Annual Meeting of Shareholders, no later than March 5, 2024). If the date of the 2023 Annual Meeting of Shareholders is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting of Shareholders and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K is available online at www.gray.tv in the Investor Relations section under the sub-heading SEC Filings. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.

HOUSEHOLDING

As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy statement by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations, telephone (404) 504-9828. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed to them in the future.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D99480-P83956-Z84096 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

GRAY TELEVISION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) for which you would like to withhold authority to vote on the line below.

____

Nominees:

01) Hilton H. Howell, Jr.
02) Howell W. Newton
03) Richard L. Boger
04) Luis A. Garcia
05) Richard B. Hare
06) Robin R. Howell
07) Donald P. LaPlatney
08) Lorraine McClain
09) Paul H. McTear
10) Sterling A. Spainhour, Jr.

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. The approval, on a non-binding advisory basis, of the compensation of Gray Televison, Inc.'s named executive officers, the "say-on-pay vote".	☐	☐	☐

The Board of Directors recommends you vote 3 Years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. A non-binding advisory vote relating to the frequency every one, two or three years of Gray Televison, Inc.'s future non-binding say-on-pay votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies will be authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The 2023 Annual Meeting of Shareholders will be held on May 4, 2023 at 11:30 AM EDT.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D99481-P83956-Z84096

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRAY TELEVISION, INC.

The undersigned hereby appoints Hilton H. Howell, Jr., Howell W. Newton and Kevin P. Latek, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Gray Television, Inc. to be held at the corporate headquarters of Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on May 4, 2023 at 11:30 AM EDT and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR 3 YEARS ON PROPOSAL 3, FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side